                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.    )

    Filed by the Registrant / /
    Filed by a party other than the registrant /X/
    Check the appropriate box:
    /X/  Preliminary proxy statement
    / /  Definitive proxy statement
    / /  Definitive additional materials
    / /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             SECURITY CHICAGO CORP
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                     ROBERT A. SMOLLER AND RICHARD J. FIRFER
                SCHWARTZ, COOPER, GREENBERGER & KRAUSS, CHARTERED
                       180 N. LASALE STREET, SUITE 2700
                   CHICAGO, ILLINOIS  60601   (312) 346-1300
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/ /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(j)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/X/ Fee compounded on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

                           COMMON STOCK, $5.00 PAR VALUE
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transactions applies:

                                       208,714
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

            $60 per share (the price per share to be paid in the merger)
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

                                     12,522,840
        ------------------------------------------------------------------------

- --------------
        (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

        ------------------------------------------------------------------------
     2) Form, schedule or registration statement No.:

        ------------------------------------------------------------------------
     3) Filing party:

        ------------------------------------------------------------------------
     4) Date filed:

        ------------------------------------------------------------------------

Preliminary Copy

                             SECURITY CHICAGO CORP.
                                196 East Pearson
                             Chicago, Illinois 60611
                                 (312) 280-0360

To the Stockholders of                                          August____, 1996
Security Chicago Corp.

     You are cordially invited to attend a Special Meeting of Stockholders of Security Chicago Corp. (the "Company") to be held at 6:00 p.m., Chicago time, on Monday, August 26, 1996, at the offices of the Company, 196 East Pearson, Chicago, Illinois 60611 (the "Special Meeting"). At the Special Meeting, the stockholders of the Company will be asked to approve and adopt a merger (the "Merger") between the Company and Alpha Acquisition Corp., a subsidiary of TDI Financial Corporation. Under the terms of the proposed Merger, each of the Company's stockholders will receive $60 in cash for each share of the Company's common stock owned by such stockholder. Upon consummation of the proposed Merger, the stockholders of the Company will no longer have an ownership interest in the Company.

     The Board of Directors of the Company believes that the proposed Merger is in the best interests of the Company and its stockholders. The Board of Directors has also received the opinion of the investment banking firm of Alex Sheshunoff & Co. Investment Banking that the terms of the proposed Merger are fair to the Company's stockholders from a financial point of view.

     A Notice of Special Meeting and a Proxy Statement containing a discussion of the proposed Merger and related transactions are attached to this letter. We urge you to read this material carefully before voting. THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSED MERGER. Please mark, date, sign and return the enclosed proxy promptly. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy.

     Please note that if the Merger is approved by the stockholders of the Company, and you have not voted in favor of the Merger, either in person or by proxy, you may exercise certain rights under the General Corporation Law of the State of Delaware to obtain an appraisal of your shares of the Company's Common Stock ("Appraisal Rights"). A more detailed explanation of your Appraisal Rights is contained in the attached Proxy Statement, which you should read carefully.

                                        Sincerely,


                                        James D. Polivka
                                        Chairman of the Board of Directors

     PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS. . . . . . . . . . . . . . . . . .   1

PROXY STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     Purpose of the Special Meeting; Vote Required . . . . . . . . . . . . .   4
     The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     Time, Place and Date of Special Meeting; Record Date. . . . . . . . . .   6
     Terms of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     Effective Date; Conditions to and Termination of the Merger . . . . . .   7
     Termination Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Resale by TDI . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     Recommendation of the Board of Directors. . . . . . . . . . . . . . . .   9
     Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . . . .   9
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . .   9
     Rights of Dissenting Stockholders . . . . . . . . . . . . . . . . . . .  10
     Certain Material Federal Income Tax Consequences. . . . . . . . . . . .  10
     Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . .  10
     Selected Consolidated Financial Data. . . . . . . . . . . . . . . . . .  10
     Price Range of the Shares of Common Stock; Dividends. . . . . . . . . .  15

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . .  16
     Reasons for the Merger. . . . . . . . . . . . . . . . . . . . . . . . .  18
     Opinion of Financial Advisor. . . . . . . . . . . . . . . . . . . . . .  19
     The Merger Agreement. . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Interests of Certain Persons in the Merger. . . . . . . . . . . . . . .  30
     Regulatory Approval . . . . . . . . . . . . . . . . . . . . . . . . . .  31
     Rights of Dissenting Stockholders . . . . . . . . . . . . . . . . . . .  31
     Information Regarding TDI.. . . . . . . . . . . . . . . . . . . . . . .  34
     TDI's Financial Ability to Consummate the Merger. . . . . . . . . . . .  34
     Certain Material Federal Income Tax Consequences. . . . . . . . . . . .  35
     Payment for Shares of Common Stock. . . . . . . . . . . . . . . . . . .  36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND DIRECTORS AND EXECUTIVE OFFICERS . . . . . . . . . . . . . . . . . . . .  37
     Certain Beneficial Owners . . . . . . . . . . . . . . . . . . . . . . .  38
     Directors and Executive Officers. . . . . . . . . . . . . . . . . . . .  38

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . . . . .  39

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING. . . . . . . . . . . . . . . .  40

INFORMATION DELIVERED AND INCORPORATED HEREIN BY REFERENCE . . . . . . . . .  40

APPENDICES
Appendix A  -  The Merger Agreement
Appendix B  -  Fairness Opinion of Alex Sheshunoff & Co. Investment Banking
Appendix C  -  Section 262 of the General Corporation Law of the State of
               Delaware

                             SECURITY CHICAGO CORP.

                                                               Chicago, Illinois
                                                                August ___, 1996



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Security Chicago Corp. will be held at the offices of the Company, 196 East Pearson Street, Chicago, Illinois, on Monday, August 26, 1996, at 6:00 p.m., Chicago time, for the following purposes:

          (1) to consider and vote upon the adoption of an Agreement and Plan of Merger ("Merger Agreement") providing for the merger of Alpha Acquisition Corp., which is a Delaware corporation and a wholly-owned subsidiary of TDI Financial Corporation, a Delaware corporation, with and into Security Chicago Corp., a Delaware corporation; and

          (2) to transact such other business as may properly come before the meeting.

     Only stockholders of record as of July 19, 1996 will be entitled to notice of and to vote at the Special Meeting.


                                        By Order of the Board of Directors.


                                                  James D. Polivka
                                        Chairman of the Board of Directors

                                 PROXY STATEMENT


     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Security Chicago Corp.
("Security Chicago" or the "Company") for use at the Special Meeting of stockholders to be held on Monday, August 26, 1996, and at any adjournment thereof. As of the close of business on July 19, 1996, the Company had outstanding 208,714 shares of common stock, $5.00 par value ("Common Stock"). Only the holders of record of Common Stock as of July 19, 1996, will be entitled to notice of and to vote at the Special Meeting. Each such share is entitled to one vote upon each matter to be voted on. There are no other voting securities.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. The Merger Agreement must be approved by holders of at least a majority of all outstanding shares of Common Stock entitled to vote at the meeting. As of July 19, 1996, the Company's executive officers and directors beneficially owned approximately 15.06% of the outstanding shares of Common Stock of the Company.

     If the accompanying form of proxy is signed and returned, the shares represented thereby will be voted FOR the proposal set forth therein, except to the extent other directions are given in the form of proxy. A stockholder who executes the proxy may revoke it at any time before it is voted by giving written notice of such revocation to the Company, by executing and duly delivering a subsequent proxy or by attending the meeting and voting in person. If a broker indicates on the proxy that he does not have discretionary authority to vote on a particular matter as to certain shares of Common Stock, those shares of Common Stock will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter and will therefore have the effect of a vote cast against the proposal. IN GENERAL, BROKERS WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, BENEFICIAL OWNERS OF SHARES OF COMMON STOCK HELD IN "STREET NAME" BY BROKERS OR NOMINEE HOLDERS ARE ENCOURAGED TO CONTACT SUCH BROKERS OR HOLDERS WITH RESPECT TO THE VOTING OF SUCH SHARES.

     The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company and its wholly-owned subsidiary, First Security Bank of Chicago, personally and by telephone or telegraph. These persons will not receive additional compensation for such services. The Company will also request brokers or nominees who hold stock in their names to forward proxy material, at the Company's expense, to the beneficial owners of such stock.

                                     SUMMARY


     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL INFORMATION RELATING TO THE PROPOSED MERGER (AS HEREINAFTER DEFINED) AND RELATED TRANSACTIONS, AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT, INCLUDING THE APPENDICES HERETO, AND DOCUMENTS INCORPORATED INTO THIS PROXY STATEMENT BY REFERENCE.

     Stockholders are urged to carefully read this Proxy Statement and such documents as accompany this Proxy Statement or are incorporated herein by reference.

PURPOSE OF THE SPECIAL MEETING; VOTE REQUIRED

     At the Special Meeting, the stockholders will be asked to vote to approve and adopt an Agreement and Plan of Merger, dated as of May 28, 1996 (the "Merger Agreement"), by and among TDI Financial Corporation, a Delaware corporation ("TDI"), Alpha Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of TDI ("Merger Sub"), and Security Chicago Corp., a Delaware corporation (the "Company" or "Security Chicago"). Under the terms of the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"). A copy of the Merger Agreement is included in the Appendix A. See "THE MERGER." The affirmative vote of the holders of at least a majority of the issued and outstanding shares of common stock, $5.00 par value, of the Company ("Common Stock") that are entitled to vote is required to approve and adopt the Merger Agreement.

     In addition, in order for the Merger and the related transactions to be consummated, the Merger must be approved by the Board of Governors of the Federal Reserve System ("FRB") and the Office of Banks and Real Estate of the State of Illinois (the "Commissioner"). In addition, TDI, which is essentially a shell corporation, must obtain the necessary funding for the Merger.

     As of July 19, 1996, the executive officers and directors of the Company were deemed to be beneficial owners of 31,430 shares of Common Stock in the aggregate, or approximately 15.06% of the shares of Common Stock outstanding. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS AND EXECUTIVE OFFICERS."

     If the Merger Agreement is not approved by the stockholders of the Company or the Merger is not consummated for other reasons, the Company intends that its current management will continue to conduct the business of the Company in the same general manner as it is now being conducted.

THE PARTIES

     SECURITY CHICAGO. Security Chicago, a Delaware corporation, is a one-bank holding company engaged in the business of providing banking services through its wholly-owned subsidiary, First Security Bank of Chicago (the "Bank"). The Company was incorporated and became the holding company owning all of the outstanding stock of the Bank in September 1983.

     The Bank was organized under the laws of the State of Illinois on August 31, 1976 and commenced operations on November 23, 1976. Its deposits are insured pursuant to the Federal Deposit Insurance Act. The Bank conducts a general commercial banking and safe deposit business. The Bank does not offer trust services. The Bank's main office is located at 196 East Pearson, Chicago, Illinois 60611, on the southeast corner of the ground level of Water Tower Place, a shopping, hotel and apartment complex, the main address of which is 835 North Michigan Avenue, Chicago, Illinois 60611. The Bank also has a convenience center for paying and receiving services located on the mezzanine level in Water Tower Place and a full-service branch, opened on June 1, 1987, at 446 East Ontario, Chicago, Illinois 60611, approximately one-half mile southeast of the main banking premises. Office space is also leased by the Bank on the tenth floor at 446 East Ontario, Chicago, Illinois 60611. The Bank has 34 full-time equivalent employees.

     The Bank has purchased the land and building located at 190 East Delaware Place, Chicago, Illinois 60611 to house its main office. The Bank paid approximately $2,800,000 for the purchase of the land and building and anticipates spending an additional $2,200,000 for the remodeling and refurbishing of the building. The purchase and remodeling of the building have been and will be funded with cash generated by operations. The Bank anticipates moving into its new main office in December 1996, at the time the lease for its present facility expires.

     The Bank provides a complete range of banking services to individuals and small and medium-sized businesses. These services include checking and savings accounts, interest-bearing deposit instruments, business loans, personal loans, home and condominium mortgage loans, cooperative apartment loans and other consumer-oriented financial services and night depository facilities. In addition, customers are provided 24-hour banking services by means of three automatic teller machines which are part of Cash Station, Inc., a regional, shared ATM network.

     The Company also owns 144,623 shares (less than 1%) of the outstanding common stock of AMCORE Financial, Inc. ("AMCORE"), a $2 billion multi-bank holding company located in northern Illinois. The Company acquired its common stock interest in AMCORE in August 1994 as part of an exchange of stock in which the Company surrendered its common stock holding in First State Bancorp of Princeton, Illinois, Inc. ("Princeton") pursuant to a merger agreement negotiated between AMCORE and Princeton.

     The Company is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be examined at, and copies may be obtained from, the Commission.

     TDI. TDI is a newly organized Delaware corporation which recently applied for registration as a bank holding company under the federal Bank Holding Company Act ("BHCA") and relevant Illinois law. The sole stockholder of TDI is James W. Aldrich, who is Chairman of the Board and CEO. Mr. Aldrich is the former Chairman and CEO of Lake Shore Bancorp, Inc. (1993-94) and LaSalle Northwest National Bank (1985-93). The Vice President and Secretary of TDI is Randolph F. Williams. Mr. Williams is a former Senior Vice President of Lake Shore National Bank (1993-94) and LaSalle Northwest National Bank (1989-93). Messrs. Aldrich and Williams will be among the members of TDI's initial board of directors, as will Lee W. Jennings, the President of Jennings & Associates, a management consulting firm located in Chicago, Illinois, and formerly the Managing Partner of the Chicago office of KPMG Peat Marwick LLP, an independent certified public accounting firm.

     TDI's executive offices are located at 161 East Chicago Avenue, Apt. 31B, Chicago, Illinois 60611, and its telephone number is (312) 441-8212. See "THE MERGER-- Information Regarding TDI".

     Merger Sub is also a newly organized Delaware corporation and a wholly-owned subsidiary of TDI formed for the purpose of accomplishing the Merger.

TIME, PLACE AND DATE OF SPECIAL MEETING; RECORD DATE

     This Proxy Statement is being furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders, to be held at the offices of the Company, 196 East Pearson, Chicago, Illinois 60611, at 6:00 p.m., Chicago time, on Monday, August 26, 1996, and at any adjournment thereof.

     Only holders of record of shares of Common Stock at the close of business on July 19, 1996 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the Record Date, there were 208,714 shares of Common Stock outstanding and entitled to vote, which shares were held by approximately 618 holders of record.

TERMS OF THE MERGER

     After the adoption and approval of the Merger Agreement by the stockholders of the Company and the satisfaction or, where permissible, waiver of other conditions to the Merger, and upon the proper and timely filing of a properly executed Certificate of Merger with the Delaware Secretary of State (the date of such filing being hereinafter referred to the "Effective Date"), Merger Sub will be merged with and into the Company. Although the Company will continue as the surviving corporation (the "Surviving Corporation"), all current stockholders of the Company will have their ownership interest in the Company extinguished. At the Effective Date, each issued and outstanding share of Common Stock (except for shares of Common Stock held by (i) stockholders who properly exercise appraisal rights ("Appraisal Rights") in accordance with Section 262 of the Delaware General Corporation Law (the "Delaware Corporation Law") and (ii) the Company as treasury stock), will be automatically converted into the right to receive $60 in cash (the "Merger Consideration"). All of the issued and outstanding shares of common stock, $1.00 par value, of Merger Sub will be converted into 100 shares of common stock of the Surviving Corporation. Thereafter, the Company's existing stockholders will have no remaining interest in the Company or the Bank and no interest in TDI or the Surviving Corporation. See "THE MERGER."

     Promptly after completion of the Merger, a transmittal letter and instructions for surrendering certificates representing shares of Common Stock will be mailed to each holder of record of shares of Common Stock at the Effective Date. LaSalle National Trust, N.A. has been appointed to act as the exchange agent for this process ("Exchange Agent"). DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY. Instructions concerning surrender of your stock certificates will be delivered to you shortly after the Merger is consummated. Since no interest will be paid on the Merger Consideration, it is recommended that certificates be surrendered promptly after consummation of the Merger and receipt of the transmittal letter and instructions referred to above to obtain payment as quickly as possible. Remittances of Merger Consideration by the Exchange Agent to the stockholders will be made by bank check; provided, however, that any stockholder entitled to receive more than $250,000 in Merger Consideration may elect to receive such remittance by wire transfer of immediately available funds in accordance with instructions given by such stockholder. See "THE MERGER--Payment for Shares of Common Stock."

EFFECTIVE DATE; CONDITIONS TO AND TERMINATION OF THE MERGER

     It is currently expected that, subject to satisfaction of all conditions precedent, the Effective Date of the Merger will occur on or before December 31, 1996. Completion of the Merger is subject to various conditions, including approval of the Merger by the stockholders of the Company and approval of the Merger by the FRB and the Commissioner. Under applicable law, the United States Department of Justice may have up to 15 days after the Merger is approved by the FRB to challenge the Merger on antitrust grounds. See "THE MERGER--Regulatory Approval."

     The Merger Agreement may be terminated and the Merger abandoned, notwithstanding approval by the stockholders of the Company, (i) by the mutual consent of TDI and the Company; (ii) by either TDI or the Company (a) if the stockholders of the Company do not approve the Merger Agreement, (b) if the Effective Date has not occurred on or before March 31, 1997, or (c) if the other party is in material breach of or default under the Merger Agreement; and
(iii) by TDI if prior to the approval of the Merger by the Company's stockholders, the Company receives an Acquisition Proposal with respect to which the Company's Board of Directors determines, after consultation with its financial advisor and based upon the written opinion of Schwartz, Cooper, Greenberger & Krauss, Chartered, its outside counsel, (y) that to proceed with the Merger, notwithstanding the receipt of such proposal, would violate the fiduciary duties of the Board of Directors to the Company's stockholders, and
(z) that it will accept such proposal; provided, however, that the Company shall not be permitted to terminate the Merger Agreement pursuant to the reason set forth in the foregoing clause (iii) unless it has provided TDI with five business days prior written notice of such intent, together with a summary of the terms of such Acquisition Proposal (for the definition of the term "Acquisition Proposal", see "THE MERGER--The Merger Agreement").

TERMINATION FEES

     If the Merger Agreement is terminated by the Company due to the receipt of an Acquisition Proposal, the Company shall pay to TDI $800,000 upon acceptance of said Acquisition Proposal.

     If any of the events described in (a), (b) or (c) below occurs, TDI shall be entitled to reimbursement of its out-of-pocket expenses, not to exceed $200,000, payable immediately upon the occurrence of such event. If, thereafter, any merger, tender offer, sale of assets or other change of control of the Company occurs, and the closing thereof occurs within two years after the termination of the Merger Agreement, TDI shall be entitled to an amount, which when added to any expense reimbursement previously received, totals $800,000. Such additional amount shall be due on the closing of such transaction.

          (a) The commencement by any person or group of persons, other than TDI or any of its affiliates, of a tender or exchange offer for 80% or more of any class of securities of the Company or the commencement by any person or group of persons, other than TDI or any of its affiliates, of a proxy contest with respect to the Company or the solicitation by any person or group or group of persons, other than TDI or any of its affiliates, of proxies with respect to securities of the Company prior to the closing of the Merger and the Merger is not approved by the stockholders of the Company; or

          (b) The Company shall have withdrawn, or not included in this Proxy Statement, the recommendation of its Board of Directors with respect to the Merger, or shall not have held the meeting of its stockholders to approve the Merger on, or by, the date specified in the Merger Agreement, or shall not close the Merger notwithstanding stockholder and regulatory approval and performance by TDI of all of its obligations; or

          (c) Prior to the closing of the Merger, an application or notice is filed, other than by TDI or any of its affiliates, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Change in Bank Control Act, as amended, or the state law counterparts of either of the foregoing, with respect to the acquisition or proposed acquisition of the Company or the Bank or any securities of the Company or the Bank, or substantially all of the assets of either such entity, and the Company's stockholders do not approve the Merger.

     TDI has placed $200,000 in escrow to secure its performance under the Merger Agreement. If the Merger is not consummated because of TDI's inability to obtain the necessary funds or sources of financing to pay the Merger Consideration, TDI shall pay the Company $100,000 out of such escrow, with the remaining funds distributed to TDI.

RESALE BY TDI

     If, within 90 days after consummation of the Merger, TDI enters into an agreement for the sale of the Company to a third party, by merger, tender offer, sale of substantially all of its assets, or otherwise, and such sale transaction eventually is consummated, TDI shall pay the stockholders of the Company an additional amount equal to 50% of the positive difference, if any, between the price received by TDI and the Merger Consideration. Such amount shall be paid as promptly as practicable to the stockholders of the Company following the closing of any such sale, without interest. If any sale proceeds are received in a form other than cash, the consideration shall be distributed in kind. Payments received over time shall be distributed, to the extent feasible, at the same time as received by TDI. For purposes hereof, no stockholder of the Company who exercises dissenter's rights under the Delaware Corporation Law shall have any right to such additional amounts, if any.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT ON MAY 23, 1996, BY UNANIMOUS VOTE OF ALL DIRECTORS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. The Board of Directors, after consideration of the terms and conditions of the Merger Agreement and other factors deemed relevant by them, including the opinion of Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") referred to below, has determined that the terms of the Merger are fair to the stockholders from a financial point of view and that the Merger is in the best interests of the Company and its stockholders. See "THE MERGER--Background of the Merger" and "THE MERGER--Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR

     Sheshunoff, the Company's financial advisor, has rendered its opinion to the Board of Directors that the Merger Consideration to be received by stockholders of the Company is fair to such stockholders from a financial point of view. This opinion, which is set forth in Appendix B, should be read in its entirety with respect to the assumptions made, matters considered and limits of the review undertaken by Sheshunoff in rendering such opinion. See "THE MERGER-- Opinion of Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pursuant to the Merger Agreement, TDI has agreed to retain Thomas R. Beverlin, a director and the Executive Vice President of the Company and a director, President and CEO of the Bank, as a consultant to TDI. In addition, the Board of Directors of the Company has agreed to pay James D. Polivka, the Chairman of the Board of Directors of the Company and the Bank, and Ronald A. Landsman, a Vice Chairman of the Board of Directors of the Company and the Bank, $15,000 each upon consummation of the Merger for services rendered by them in connection with such transaction. See "THE MERGER--Background of the Merger" and "THE MERGER--Interests of Certain Persons in the Merger."

RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of record of shares of Common Stock who do not vote to approve the Merger Agreement may dissent from the Merger and elect to have the fair value of their shares of Common Stock, based on all relevant factors and excluding any element of value arising from the accomplishment or expectation of the Merger, judicially appraised and paid to them in cash. Such fair value may be more, the same as, or less than the Merger Consideration. Such stockholders must deliver a written demand for such appraisal to the Company prior to the taking of the vote on the approval and adoption of the Merger Agreement and comply with other requirements of Section 262 of the Delaware Corporation Law, the full text of which is set forth in Appendix C. Any deviation from the requirements of
Section 262 of the Delaware Corporation Law may result in forfeiture of Appraisal Rights granted thereunder. Voting for approval of the Merger Agreement, or delivering a proxy in connection with the Special Meeting (unless the proxy directs a vote against, or expressly abstains from the vote on, the approval and adoption of the Merger Agreement), will constitute a waiver of a stockholder's right to seek appraisal as to the shares of Common Stock so voted or converted by such proxy and will nullify any written demand for appraisal submitted by such stockholder. Return of a blank executed proxy will constitute a vote in favor of the Merger and will thereby result in waiver of a dissenter's Appraisal Rights. Voting against or failing to vote for the Merger will not by itself constitute a valid demand for Appraisal Rights. See "THE MERGER--Rights of Dissenting Stockholders."

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     In general, the receipt of cash for shares of Common Stock pursuant to the terms of the Merger Agreement or pursuant to perfection of Appraisal Rights will be a taxable transaction for federal income tax purposes and may be a taxable transaction for state, local and other tax purposes as well. Stockholders are urged to consult their own tax advisors to consider the particular tax consequences of the Merger to them. See "THE MERGER--Certain Material Federal Income Tax Consequences of the Merger."

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" transaction.

SELECTED CONSOLIDATED FINANCIAL DATA

     The tables immediately following set forth selected consolidated historical financial data for the Company for each of the five years ended December 31, 1995, and the three-month periods ended March 31, 1996 and 1995, respectively. Such data for the five years ended December 31, 1995, has been derived from, and should be read in conjunction with, the audited consolidated financial statements for such periods of the Company, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's 1995 Annual Report to Stockholders which accompanies this Proxy Statement and is incorporated herein by reference. The Selected Consolidated Financial Data presented below for the three-month periods ended March 31, 1996 and 1995, respectively, are unaudited, but include all adjustments, consisting solely of normal recurring accruals, necessary in the opinion of management for a fair presentation of the results of operations for such periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of results to be expected for the entire fiscal year ending December 31, 1996.

                                              YEARS ENDED DECEMBER 31                                    QUARTER ENDED MARCH 31

                                1995           1994           1993          1992            1991           1996           1995
                                ----           ----           ----          ----            ----           ----           ----
SELECTED OPERATING DATA
Net Interest Income           $ 2,655        $ 2,445        $ 2,601        $ 2,905        $ 2,892        $   638        $   630
Provision for loan losses         ---              2             39             48             41            ---            ---
Other operating income            840          2,513          1,238          1,393            897            188            224
      Other operating           2,518          2,736          3,032          2,940          3,014            647            664
expense
Cumulative effect of a            ---            ---          (187)            ---            ---            ---            ---
    change in accounting
    principle
Extraordinary item                ---            ---            ---            ---             46            ---            ---
Net income                        713          1,440            396            906            606            120            137
PER SHARE INFORMATION
Income before                 $  3.14        $  6.65        $  2.70        $  4.18        $  2.53       $    .57       $    .65
    extraordinary item and
    cumulative effect of
    change in accounting
    principle
Cumulative effect of a            ---            ---          (.87)            ---            ---            ---            ---
     change in accounting
     principle
Extraordinary item                ---            ---            ---            ---            .21            ---            ---
Net Income                       3.41           6.65           1.83           4.18           2.74            .57            .65
Cash dividends declared           .95            .90            .80            .80            .80            ---            ---
Average shares outstanding    209,244        216,397        216,397        216,788        221,170        208,714        210,005
Return on average assets         1.04%          2.01%           .53%          1.24%           .86%           .66%           .82%
    (Note 1)
Return on average common         8.55          19.00           5.77          14.00          10.19           5.57           6.63
    equity (Note 1)
Dividends to net income         27.85          13.53          43.72          19.14          29.22            ---            ---
Interest rate spread during      3.79           3.48           3.87           3.89           3.87           3.24           3.40
    period (Note 3)
Net yield on interest earning    4.68           4.09           4.45           4.88           5.10           4.00           4.24
    assets (Note 3)


                                                                     12


                                                                                                     QUARTER ENDED
                                              YEARS ENDED DECEMBER 31                                MARCH 31

                                1995           1994           1993           1992           1995           1996
                                ----           ----           ----           ----           ----           ----

SELECTED FINANCIAL
    CONDITION DATA
Average balances for
    the period:
Stockholders' equity         $  8,342       $  7,510       $  6,863       $  6,475       $  5,942       $  8,614
Total assets                   68,191         71,436         74,558         73,021         70,286         72,297
Net loans                      28,172         29,666         34,678         35,741         38,309         26,727
Total securities               25,893         27,651         23,831         20,621         17,732         18,017
Total deposits                 58,126         61,874         65,721         65,013         62,985         62,254
Notes payable and other           600            707            700            441            125            ---
    borrowings
Average stockholders'           12.19%         10.51%          9.20%          8.87%          8.45%         11.91%
    equity to average assets
Balance at period end:
Stockholders' equity         $  8,460       $  7,994       $  7,107       $  6,885       $  6,243       $  8,639
Total assets                   72,187         68,430         73,873         73,835         70,142         70,304
Net loans                      26,223         28,946         30,769         36,042         34,358         26,529
Total securities               17,389         27,588         27,680         26,234         15,545         18,298
Total deposits                 62,587         58,429         65,176         65,361         63,109         60,436
Notes payable and other           ---            880            700            700            125            ---
    borrowings
Allowance for loan losses         354            350            379            384            395            354
Non-performing loans              201            115            216            141            539            ---
Real estate owned and other       ---            ---            ---             49             80            ---
    non-performing assets
Total non-performing assets       201            115            216            190            619
Book value per common         $ 40.53        $ 36.94        $ 32.84        $ 31.68        $ 28.23        $ 41.39
    share (Notes 2 and 3)
Non-performing loans to           .77%           .40%           .70%           .39%          1.57%           ---
    loans receivable, net
Non-performing assets to          .28            .17            .29            .26            .88            N/A
    total assets
Allowance for loan losses to   176.12         304.17         175.49         272.34          73.28            N/A
    non-performing loans
Allowance for loan losses to     1.33           1.19           1.22           1.05           1.14           1.32
    loans receivable
Stockholders' equity to total   11.72          11.68           9.62           9.28           8.90          12.29
    assets


                                                                     13



                                                                                                     QUARTER ENDED
                                              YEARS ENDED DECEMBER 31                                MARCH 31

                                1995           1994           1993           1992           1995           1996
                                ----           ----           ----           ----           ----           ----
BANK REGULATORY CAPITAL
    RATIOS
Risk-based capital ratios
Tier 1 risk-based capital      21.15%         21.00%         17.80%         16.31%         14.19%         19.56%
   Total risk-based capital    22.34          22.24          18.96          17.42          15.28          20.64
   Tier 1 leverage              9.10           8.71           8.01           7.94           7.49           9.53


   Note (1): Computations exclude impact of net unrealized gain (loss) on securities available-for-sale.

         (2): Stockholders' equity used in 1995, 1994 and 1993 computations include impact of net unrealized gain (loss) on securities available-for-sale.

         (3):  As of December 31.

    PRICE RANGE OF THE SHARES OF COMMON STOCK; DIVIDENDS

    The Common Stock was held by approximately 618 stockholders of record as of July 19, 1996. The Common Stock is not traded on any national or regional exchange nor in the over-the-counter market. Accordingly, there is no established market for the Common Stock. However, there are trades of the Common Stock as a result of private negotiations not involving any broker or trader. The following table sets forth the stock activity known to the Company
to have occurred during 1996 (through August      , 1996), 1995 and 1994,
respectively, along with the dividends paid during such periods.


         1994     Average Share Price   Number of Shares Traded  Dividends
         ----     -------------------   -----------------------  ---------
First Quarter           $40.00                    607             $  .40
Second Quarter           40.00                  4,010                ---
Third Quarter            35.00                  3,880                ---
Fourth Quarter           35.00                  3,548                ---

         1995
         ----
First Quarter            35.00                  9,376                .50 (A)
Second Quarter           40.00                  8,420                ---
Third Quarter            42.00                 10,370                .40
Fourth Quarter           40.00                  7,958                .55 (B)

         1996
         ----
First Quarter            38.00                    200                ---
Second Quarter             ---                    ---                .40 (C)
Third Quarter              ---                    ---                ---


    NOTE A -- The dividend declared in the fourth quarter of 1994 was paid on January 3, 1995. It was comprised of a $0.40 per share regular dividend and a $0.10 per share special dividend.

    NOTE B -- The dividend declared in the fourth quarter of 1995 was paid on December 15, 1995. It was comprised of a $0.40 per share regular dividend and a $0.15 per share special dividend.

    NOTE C -- The dividend declared in June 1996 was paid on July 8, 1996. It was a $0.40 per share regular dividend.

    The Company's ability to pay dividends to stockholders is impacted by the ability of the Bank to pay dividends to the Company. Restrictions on the Bank's ability to pay dividends are discussed under "Supervision and Regulation - Dividends" in Item 1 of the Company's Annual Report or Form 10-K for the fiscal year ended December 31, 1995 incorporated herein by reference and in Note 13 of the Notes to Consolidated Financial Statements included in the 1995 Annual Report to Stockholders, which is incorporated herein by reference.

                                      THE MERGER

BACKGROUND OF THE MERGER

    Between 1990 and 1994, the Company entered into three separate letters of intent pursuant to which the Company would have been a party to a business combination resulting in the Company's stockholders receiving cash for their Common Stock. The purchase prices offered in those transactions were significantly lower than offered in this transaction. Such transactions were not consummated due to the mutual agreement of the parties.

    In mid-February 1996, Mr. James D. Polivka, Chairman of the Board of Directors of the Company, received a telephone call from Mr. James W. Aldrich, Chairman of the Board of Directors and the principal stockholder of TDI. Mr. Polivka had known Mr. Aldrich for approximately three years as a consequence of their memberships in various banking associations. Mr. Aldrich asked Mr. Polivka to meet with him in order to discuss a possible acquisition of the Bank. Although soon after Mr. Polivka had become Chairman of the Company and the Bank in 1994, the Company's Board of Directors decided not to sell the Company or the Bank, the members of the Board also recognized that they had a fiduciary duty to the stockholders of the Company to consider any legitimate offer for the Company or Bank. Accordingly, Mr. Polivka met with Mr. Aldrich on February 26, 1996, at which time they had a general discussion concerning the Bank, but Mr. Aldrich did not then make a proposal concerning the acquisition of the Company or the Bank. Mr. Polivka advised Mr. Aldrich that neither the Company nor the Bank were on the market, but that if he were to make a proposal concerning an acquisition of either, the Company's Board of Directors would consider such proposal.

    Mr. Polivka then informed the Executive Committee of the Company's Board of Directors of his meeting with Mr. Aldrich. The Executive Committee had been previously empowered by the Board of Directors to consider acquisition proposals. The Executive Committee authorized

Mr. Polivka to contact Sheshunoff to obtain a preliminary independent valuation of the Company. Sheshunoff gave the Executive Committee a range of possible values, based on its limited review, but did not present a detailed analysis typical of a complete fairness opinion. After the Merger Agreement was executed, Sheshunoff supplied the Board with a final fairness opinion, a copy of which is attached as Appendix B (see "Opinion of Financial Advisor", below).

    Mr. Aldrich and Mr. Polivka met again on March 19, 1996. At that meeting, certain general matters concerning a possible acquisition were discussed and there was also some discussion of a purchase price, but no definitive price was proposed by Mr. Aldrich.

    After Mr. Polivka's March 19, 1996 meeting with Mr. Aldrich, the Executive Committee discussed the possibility of a transaction and authorized Mr. Polivka and two other members of the Executive Committee, Mr. Richard S. Bull, Jr. and Mr. Ronald A. Landsman (together with Mr. Polivka, the "Negotiating Committee") to continue discussions with Mr. Aldrich in the event that Mr. Aldrich made an offer for the Company or the Bank.

    The Negotiating Committee met with Mr. Aldrich on April 16, 1996. At that meeting, Mr. Aldrich proposed a transaction pursuant to which he (or an affiliate) would acquire the Company for a price of $58 per share for all of the Company's outstanding stock, subject to certain conditions, which price was consistent with the higher end of the range of values previously given to the Executive Committee by Sheshunoff. However, the Negotiating Committee believed the price proposed by Mr. Aldrich was too low in light of its assessment of the Company's operations and prospects. The Negotiating Committee also believed that the proposal should contain an incentive for the President of the Bank, Mr. Thomas R. Beverlin, to remain with the Company through the closing of such transaction. Mr. Polivka communicated the Negotiating Committee's position to Mr. Aldrich.

    On April 18, 1996, at Mr. Aldrich's request, another meeting was held between the Negotiating Committee and him. At that meeting, Mr. Aldrich presented a revised proposal, pursuant to which the price was raised to $60 per share and a provision was made to keep Mr. Beverlin at the Bank at least through closing. The revised proposal also provided for the payment of the regular dividend of $.40 to the stockholders of the Company at the end of the second quarter of 1996. The Negotiating Committee determined that the revised proposal had a value of approximately $500,000 more than the original proposal made by Mr. Aldrich.

    After a lengthy discussion among the members of the Negotiating Committee, they agreed to recommend the revised proposal favorably to the full Board and so informed Mr. Aldrich. Mr. Aldrich then requested that he be allowed to conduct due diligence before his proposal went to the full Board. Over the next several days, the Company's independent accountants, Crowe, Chizek and Company, LLP, and Mr. Aldrich's outside accountants, KPMG Peat Marwick LLP, exchanged financial information. In addition, Mr. Aldrich's representatives visited the Bank on

April 29, 1996 to review such files and other items of information concerning the Bank and its operations as they deemed appropriate.

    After Mr. Aldrich's due diligence was completed, the Negotiating Committee forwarded Mr. Aldrich's proposal to the other members of the Board of Directors and the Board extensively discussed the proposal at a meeting held in early May. At that meeting, the Board authorized the Negotiating Committee to proceed with negotiations on substantially the terms contained in Mr. Aldrich's revised proposal.

    Over the next several weeks, the Negotiating Committee and Mr. Aldrich, together with their respective counsel, engaged in a series of telephone conferences and meetings to finalize the terms of the transaction, which was to take the form of a merger between the Company and a subsidiary of TDI.

    The Board of Directors met on May 21, 1996 to discuss the terms that had been negotiated by the Company's representatives. Counsel for the Company was present at that meeting. No decision was reached by the Board at that meeting, so another meeting of the Board was scheduled for May 23, 1996. At the latter meeting, the Board approved the terms of the Merger Agreement, subject to such changes as the Negotiating Committee believed to be necessary or appropriate. After additional discussions among the parties, the definitive Merger Agreement was executed on May 28, 1996 and a public announcement of the merger was made that same day.

REASONS FOR THE MERGER

    As indicated above under "Background of the Merger," the Company's Board of Directors unanimously determined on May 23, 1996 that the terms of the Merger Agreement were in the best interests of the Company and its stockholders.

    In the course of reaching its decision to approve the Merger Agreement and the Merger and not to remain as an independent company, the Board consulted with its legal and financial advisors, as well as management, and considered numerous factors. The following are the material factors considered by the Board:

              (i) The opinion of Sheshunoff that the Merger Consideration, consisting of cash in the amount of $60 per share of Common Stock, is fair to the Company's stockholders from a financial point of view, as more fully discussed below under "Opinion of Financial Advisor".

              (ii) The relationship of the Merger Consideration and the historical and then current market prices for the shares of Common Stock, as described in greater detail under "SUMMARY -- Price Range of the Shares of Common Stock; Dividends."

              (iii) The prices and premiums paid in comparable acquisition transactions involving other financial institutions of which the Board was aware, based, among other things, on information supplied by Sheshunoff. With respect to this factor, the Board noted that the price offered by TDI compared favorably with similar transactions involving other financial institutions.

              (iv) The Board's familiarity with and review of the Company's business, results of operations, financial condition and prospects, as well as bank conditions generally, and the changing environment for banking and financial services generally and specifically with respect to the metropolitan Chicago area.

              (v) The effect of the proposed Merger on the employees and customers of the Bank and the community in which the Bank operates, including the fact that Mr. Aldrich lives in the community served by the Bank and the Board's belief that he knows and understands the community's banking needs because of his involvement in such community and his years of service as a community banker.

              (vi) TDI's desire to discuss a possible transaction with the Company only in a negotiated setting.

              (vii) An analysis of the future economic climate, which led the Board of Directors to conclude that general competitive and economic factors probably would continue to place pressure on the Company's net interest margins, potentially leading to diminished profitability for the Bank unless the new business and new contacts, which an acquiror, such as Mr. Aldrich, might bring to the Bank it could be established.

    In view of the wide variety of factors considered in connection with its evaluation, and the fact that none of these factors were viewed as suggesting a contrary conclusion, the Board did not favor one factor over another in determining that the Company should enter into the Merger Agreement. BASED UPON ALL OF THESE FACTORS, THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT ON MAY 23, 1996 AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE MERGER.

OPINION OF FINANCIAL ADVISOR

    GENERAL. The Company retained Sheshunoff to render a fairness opinion in connection with the Merger with TDI. Sheshunoff has rendered an opinion dated July 12, 1996, to the Company's Board of Directors that, based on the matters set forth therein, the consideration to be received pursuant to the Merger Agreement is fair, from a financial point of view, to the Company's stockholders. The text of such opinion, dated July 12, 1996, is included as Appendix B and should be read in its entirety by the stockholders of the Company.

    The consideration to be received by the Company's stockholders in the Merger was determined by the Company and TDI in their negotiations. No limitations were imposed by the Board of Directors or management of the Company upon Sheshunoff with respect to the investigations made or the procedures followed by Sheshunoff in rendering its opinion.

    In connection with rendering its opinion to the Company's Board of Directors, Sheshunoff performed a variety of financial analyses. However, the preparation of a fairness opinion involves determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Sheshunoff, in conducting its analyses and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of the Company or TDI, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of the Company or TDI. Sheshunoff assumed, and relied upon, the accuracy and completeness of the financial and other information that was provided to it by the Company or TDI or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its analyses. Financial forecasts utilized by Sheshunoff were prepared by the management of the Company. Sheshunoff does not express its opinion regarding the ability of the Company to achieve such results. Sheshunoff assumed such financial forecasts were reasonably prepared and reflect the best currently available estimates and judgments of management of the Company and that they will be realized in the amounts and at the times contemplated thereby. Sheshunoff's opinion is necessarily based on economic, market and other conditions as in effect on July 12, 1996, and the information made available to it as of the date of its analyses.

    Sheshunoff's opinion is directed only to the consideration to be received by the Company's stockholders, and does not constitute a recommendation to any Company stockholder of the Company as to how such stockholder should vote in regard to the Merger Agreement.

    VALUATION METHODOLOGIES. In connection with its opinion on the Merger, Sheshunoff performed two valuation analyses with respect to the Company: (i) an analysis of comparable prices and terms of recent transactions involving the sale of banking organizations; and (ii) a discounted cash flow analysis. Each of these analyses is briefly discussed below.

    (i) COMPARABLE TRANSACTION ANALYSES. Sheshunoff performed analyses of premiums paid for selected banking organizations with characteristics comparable to the Company. Comparable transactions were considered to be transactions where the seller was a bank located in the Midwest with total assets of less than $250 million and equity to assets greater than 10%. All transactions reviewed were either completed or pending, and were announced after May 1, 1995.

    The median equity to assets ratio of the selected comparable banks was 12.10% which compared to the Company's ratio of 12.87% as of May 31, 1996. The median return on average equity of the selected comparable banks was 9.82%. The Company reported an annualized return on average equity ratio of 5.19% for the five months ending May 31, 1996 and 11.72% for the 12 month period ending December 31, 1995. The median return on average assets of the selected comparable banks was 1.31%. The Company reported an annualized return on average assets ratio of 0.64% for the five months ending May 31, 1996 and 1.08% for the 12 month period ending December 31, 1995.

    Sheshunoff analyzed the purchase transactions of the selected comparable banks with the above mentioned criteria. The analysis yielded a range of purchase prices to book value multiples of .90 times to 2.16 times, with an average of 1.58 times and a median of 1.57 times. These compare to a transaction value for the Merger of 1.45 times the Company's book value as of May 31, 1996.

    The analysis yielded a range of purchase prices as a multiple of trailing 12-month earnings per share from 10.21 times to 22.82 times, with an average of
15.78 times and a median of 16.15 times. These compare to a transaction value for the Merger of 17.60 times the Company's 1995 earnings and 28.17 times May 31, 1996 annualized results.

    The analysis yielded a range of purchase prices as a percent of total assets from 14.02 percent to 28.69 percent, with an average of 20.29 percent and a median of 19.96 percent. These compare to a transaction value to May 31, 1996 assets of 18.67 percent for the Merger.

    No company or transaction used in the comparable transaction analyses is identical to the Company. Accordingly, an analysis of the foregoing information necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the entity to which the Company is being compared.

    (ii) DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flows that the Company could produce through the year 2000, under various circumstances, assuming that the Company performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for the Company at the end of the period by applying multiples of earnings ranging from 8 times to 18 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming up to 100 percent of earnings are paid out in dividends while maintaining a minimum 8.0 percent tier 1 leverage ratio) and terminal value using differing discount rates ranging from 16.0 percent to 20.0 percent chosen to reflect different assumptions regarding the required rates of return of the Company and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $25.00 per share to $51.36 per share.

    Sheshunoff also performed a cash flow analysis using an estimated terminal value for the Company at the end of the period by applying multiples of book value ranging from 1.00 times to 2.00 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming up to 100 percent of earnings are paid out in dividends while maintaining a minimum 8.0 percent tier 1 leverage ratio) and terminal value using differing discount rates ranging from
16.0 percent to 20.0 percent chosen to reflect different assumptions regarding the required rates of return of the Company and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $31.20 per share to $61.56 per share.

    COMPENSATION OF SHESHUNOFF. Pursuant to an engagement letter dated June 7, 1996, between the Company and Sheshunoff, the Company agreed to pay Sheshunoff a $10,000 fairness opinion fee. The Company has also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

    As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. The Company's Board of Directors decided to retain Sheshunoff based on Sheshunoff's experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions.

THE MERGER AGREEMENT

    GENERAL DESCRIPTION. The terms of the Merger are set forth in the Merger Agreement, which is set forth in Appendix A. The following description of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement. Stockholders are urged to review the Merger Agreement carefully and in its entirety. Exhibits to the Merger Agreement which are described or referred to therein but not included in Appendix A are available from the Company upon request to Yolanda Zarnowska, Secretary, Security Chicago Corp., 196 East Pearson, Chicago, Illinois 60611, telephone (312) 280-0360.

    The Merger Agreement provides that, subject to the adoption and approval of the Merger Agreement by the stockholders of the Company and the satisfaction or waiver of other conditions to the Merger and appropriate regulatory approvals, a duly executed Certificate of Merger will be filed with the Secretary of State of Delaware and, upon such filing, Merger Sub will be merged with and into the Company. Although following the Merger the Company will continue as the Surviving Corporation, all current stockholders of the Company will have each of their shares of Common Stock converted into the right to receive $60 in cash . All of the issued and outstanding shares of common stock, par value $1.00 per share, of Merger Sub will be converted into 100 shares of common stock of the Surviving Corporation. As a consequence of the Merger, the Company will become a wholly-owned subsidiary of TDI. The Merger Agreement also provides that the certificate of incorporation and by-laws of the Company will be the governing documents of the Surviving Corporation until amended in accordance with the terms provided in the Merger Agreement and in those documents and applicable law. The Merger Agreement further provides that the officers and directors of Merger Sub immediately prior to the Effective Date will be the officers and directors of the Surviving Corporation until their respective successors are duly elected and/or appointed and qualified.

    At the Effective Date, by virtue of the Merger, each share of Common Stock outstanding immediately prior to the Effective Date (other than shares of Common Stock held by (i) stockholders who properly exercise the right to demand Appraisal Rights, or (ii) the Company as Treasury Stock), automatically will be converted into the right to receive the Merger Consideration. Upon consummation of the Merger, stockholders will possess no further equity interest in, or rights as stockholders of, the Company, TDI or the Surviving Corporation, other than their right to receive the Merger Consideration or to exercise Appraisal Rights. See "THE MERGER -- Rights of Dissenting Stockholders" and "THE
MERGER -- Payment for Shares of Common Stock."

    If the Merger Agreement is not approved by the stockholders of the Company, or the Merger otherwise is not consummated, the Company intends that its current management will continue to conduct the business of the Company in the same general manner as it is now being conducted.

    RESALE BY TDI. If, within 90 days after consummation of the Merger, TDI enters into an agreement for the sale of the Company to a third party, by merger, tender offer, sale of substantially all of the assets of the Company, or otherwise, and such sale transaction eventually is consummated, TDI shall owe the stockholders of the Company an additional amount equal to 50% of the positive difference, if any, between the price received by TDI and the Merger Consideration. Such amount shall be paid as promptly as practicable to the stockholders of the Company following the closing of any such sale, without interest. If any sale proceeds are received in a form other than cash, the consideration shall be distributed in kind. Payments received over time shall be distributed, to the extent feasible, at the same time as received by TDI.
For purposes hereof, no Stockholder of the Company who exercises dissenter's rights under the Delaware Corporation Law shall have any right to such additional amounts, if any.

    EFFECTIVE DATE OF MERGER. Subject to the conditions contained in the Merger Agreement, the Effective Date is expected to occur on or before December 31, 1996.

    REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT. The Company and TDI have made certain representations and warranties to each other in the Merger Agreement as to the authorization, validity and enforceability of the Merger Agreement and similar corporate matters. The Company has also made certain additional representations and warranties regarding, among other things, its capitalization; its subsidiary; its financial statements and reports; its charter documents and management; its taxes and tax returns; its material contracts; its properties and certain other assets; the absence of certain changes in its business, policies and agreements and other arrangements with respect to, or matters relating to, its employees; its compliance with applicable laws and regulations, including, without limitation, environmental laws; filings previously made by it or its subsidiaries with the FRB and other governmental authorities; certain other regulatory matters; broker's and finder's fees related to the Merger; and certain other matters. The representations and warranties in the Merger Agreement will not survive the Effective Date (except as they relate to payment of the Merger Consideration).

    The obligation of TDI to consummate the Merger is subject to the satisfaction or, where permissible, waiver of the following conditions, among others: (i) all representations and warranties of the Company made in the Merger Agreement remain true and correct in all material respects; (ii) the Company shall have performed, satisfied or otherwise complied with all material terms of the Merger Agreement; (iii) there is no material adverse change with respect to the Company or the Bank after December 31, 1995, and the Company is not aware of any information that would reasonably lead to a material increase in the list of delinquent loans and loans to insiders required to be provided to TDI in connection with the Merger Agreement; (iv) as of the month ending preceding the Effective Date of the Merger, the Company shall have cumulative reported earnings equal to at least the minimum amount provided for in the Merger Agreement; (v) the Merger shall have been approved by the Company's stockholders and authorized by its Board of Directors, and the holders of not more than 10% of the outstanding shares of Common Stock shall have exercised their dissenters' rights; (vi) an opinion of the Company's counsel with respect to certain corporate matters shall have been delivered to TDI; (vii) a "comfort letter" of Crowe, Chizek and Company, LLP, independent certified public accountants to the Company shall have been delivered to TDI; (viii) the parties shall have received all regulatory authorizations, approvals and orders required by the FRB, the Commissioner and any other regulatory or governmental agency having jurisdiction with respect to the Merger; (ix) no action or proceeding before any court or governmental authority or agency, challenging or seeking to make illegal, or to delay, restrain or prohibit the Merger or seeking to obtain material damages in connection with the Merger shall be pending; (x) no injunction or other order entered by a federal or state court shall have been issued and in effect which would prohibit or make illegal the consummation of the Merger; (xi) TDI and Merger Sub shall have secured the necessary funds or financial resources on such terms as they may reasonably establish to permit them to consummate the Merger; and (xii) the Company shall have procured and delivered to TDI a resignation from each Director of the Company and the Bank, and a non-competition agreement from each Director of the Company.

    The obligations of the Company to consummate the Merger are subject to the satisfaction or, where permissible, waiver of the following conditions, among others: (i) all representations and warranties of TDI made in the Merger Agreement remain true and correct in all material respects; (ii) TDI shall have performed and satisfied in all material respects all terms of the Merger Agreement; (iii) the Merger shall have been approved by the Company's stockholders; (iv) an opinion of TDI's counsel with respect to certain corporate matters shall have been delivered to the Company; (v) the Merger Agreement shall have been authorized by the board of directors of TDI and the board of directors and sole stockholder of Merger Sub; and (vi) the parties shall have received all regulatory authorizations, approvals and orders required by the FRB, the Commissioner and any other regulatory or governmental agency having jurisdiction with respect to the Merger.

    OPERATIONS OF THE COMPANY PENDING THE MERGER. In the Merger Agreement the Company agreed that, until the Effective Date, it and its subsidiaries will carry on its business only in the ordinary course and consistent with past practices. The Company also agreed in the Merger Agreement to use all reasonable efforts to preserve intact the business organizations of the Company and its subsidiaries and maintain in effect all licenses, permits and approvals of governmental authorities and agencies necessary for the conduct of its business. The Company further agreed in the Merger Agreement that, until the Effective Date, neither it nor any of its subsidiaries will do any of the following, except as contemplated by the Merger Agreement or otherwise permitted with the prior written consent of TDI:

              (i) make or permit any amendment or termination of any material contract which would materially adversely affect its rights thereunder; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof (provided, however, that such acquisition pursuant to foreclosure or loan collection proceedings shall be permitted); sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by the Company or any of its subsidiaries (provided, however, that the disposition or sale of property pursuant to foreclosure or loan collection proceedings shall be permitted); make or originate any loans to any affiliate, executive officer, director, principal stockholder of the Company or any of its subsidiaries, or a "related interest" of any such persons (as defined in regulations issued by the FRB) (provided, however, that the renewal of existing loans to such persons on substantially the same terms as in effect at the date of the Merger Agreement shall be permitted); or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; or

              (ii) grant any general or uniform increase in the rate of pay of employees or employee benefits, or grant any material increase in salary or employee benefits of any officer, employee or agent whose salary exceeds $40,000, except for general salary increases given to all employees or any class of employees as part of any traditional annual salary adjustment and only in amounts consistent with past pay practices of the Company; or

              (iii) issue, sell, redeem or acquire for value, or agree to do so, any debt securities or any shares of the capital stock or other equity securities or other ownership interests of the Company or any of its subsidiaries, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its stockholders other than (A) cash dividends payable by any subsidiary of the Company which is wholly-owned by the Company to the Company or another subsidiary of the Company which is wholly-owned by the Company; (B) a single $0.40 per share of Common Stock cash dividend, payable prior to December 31, 1996 (which dividend was paid on July 8, 1996); (C) the payment of any debt security upon the maturity thereof; and (D) obligations or liabilities permitted to be incurred pursuant to subparagraph (i) above; provided further, however, that if the closing of the Merger does not occur by December 31, 1996, the Company shall be entitled to declare and pay a single additional $.40 per share of Common Stock cash dividend prior to the Closing and after December 31, 1996; or

              (iv) (A) sell or pledge or otherwise encumber any stock owned by it in any subsidiary of the Company; (B) except as set forth on a list which has been supplied to TDI, amend its, or permit the amendment of any subsidiary, certificate of incorporation, charter or by-laws or any other constitutive, organic or governing document of any subsidiary; (C) split, combine or reclassify any shares of its capital stock; or (D) enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

              (v) enter into any transactions other than in the ordinary course of business; or

              (vi) open any new office or close any current office of the Company or any of its subsidiaries at which business is conducted, except the Company's new main office at 190 East Delaware Place and the closing of the Company's present office.

    From and after the date of the Merger Agreement, the Company and TDI shall consult when the Company, or any subsidiary of the Company, does any of the following:

              (i) incurs or agrees to incur any material obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of the Merger Agreement; purchases any investment security or sells or otherwise disposes of any of its investment securities except in the ordinary course of business and consistent with past practices; enters into any amendment, renewal or modification of any lease agreement with respect to any facility or premise used in its business; enhances, expands, modifies, replaces or alters any computer or data processing system owned, leased or licensed by the Company or any subsidiary of the Company (including any software associated with any such computer or system); makes, originates or otherwise acquires one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $250,000 to any person; or

              (ii) compromises or otherwise settles or adjusts any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or files any appeal from an asserted deficiency.

    NO SOLICITATION PENDING MERGER. Neither the Company nor any of its subsidiaries nor any officer, director or any representative thereof shall, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person relating to any acquisition proposal (an "Acquisition Proposal"), or participate in any negotiations in connection with or in furtherance of any Acquisition Proposal or permit any person other than TDI and its representatives to have any access to the facilities of, or furnish to any person other than TDI and its representatives any non-public information with respect to the Company or any of its subsidiaries in connection with or in furtherance of any of the foregoing; provided, however, that this provision does not obligate the Company to take any action or refrain from taking any action if the Company's Board of Directors is advised in a written opinion of the Company's counsel, Schwartz, Cooper, Greenberger & Krauss, Chartered, that fiduciary duties of the Company's Board of Directors to the stockholders of the Company imposed by law requires such action or inaction. The Company shall immediately provide to TDI telephone notice of any such proposal or offer and shall promptly provide TDI with the name of the party seeking to engage in such discussions or negotiations, or requesting such information, and, after receipt of a written offer or proposal from such party, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal.

    THE COMPANY'S NEW MAIN BANKING FACILITY. TDI acknowledges in the Merger Agreement that the Company has recently purchased and is in the process of refurbishing its proposed new main banking facility at 190 East Delaware Place, Chicago, Illinois (the "New Main Office"), and the closing of the existing office at 196 East Pearson, Chicago, Illinois. The Company agrees to fully inform TDI concerning and to cooperate, to the extent reasonably feasible, with TDI in the refurbishing of the New Main Office, subject always to the Company's ultimate control. The Company and TDI agree that joint approval should be obtained with respect to the purchase of all furniture, fixtures and equipment (single items where the cost exceeds $100,000). The Company and TDI further agree that joint approval will be obtained for all hard costs (excluding the costs for furniture, fixtures and equipment, the security system, the telephone system, the vault and the vault doors) related to the refurbishing of the New Main Office to the extent such costs exceed $2.2 million. All representations, warranties, and covenants of the Company in the Merger Agreement as they relate to the New Main Office are conditional upon contracts, agreements and work plans being subject to the Company reserving the right to make future alterations and modifications as the Company deems necessary and advisable; provided, however, that the Company has complied with its obligations to inform and consult with TDI.

    INDEMNIFICATION.  The Merger Agreement provides that for a period of three
(3) years following the Effective Date, and to the full extent permitted by law, TDI shall assume the obligations for indemnification now existing in favor of the directors, officers and employees of the Company and its subsidiaries (the "Indemnification Parties") under their respective charters and by-laws with respect to acts or omissions occurring prior to the Effective Date. The Merger Agreement further provides that TDI shall use its best efforts to maintain in effect for not less than three years from the Effective Date the current policies for directors' and officers' liability insurance maintained by the Company or policies which provide substantially similar coverage, at a cost not to exceed $20,000.

    TERMINATION, AMENDMENTS AND WAIVERS.    The Merger Agreement may be
terminated and the Merger abandoned, whether before or after approval of the Merger Agreement by the stockholders of the Company, (i) by the mutual consent of TDI and the Company; (ii) by either TDI or the Company (a) if the stockholders of the Company do not approve the Merger Agreement, (b) if the Effective Date has not occurred on or before March 31, 1997, or (c) if the other party is in material breach of or default under the Merger Agreement; and
(iii) by TDI prior to the approval of the Merger by the Company's stockholders, if the Company receives an Acquisition Proposal on terms which the Company's Board of Directors determines, after consultation with its financial advisor and based upon the written opinion of Schwartz, Cooper, Greenberger & Krauss, Chartered, the Company's outside counsel, (y) that to proceed with the Merger, notwithstanding the receipt of such proposal, would violate the fiduciary duties of the Board of Directors to the Company's stockholders, and (z) to accept such proposal; provided, however, that the Company shall not be permitted to terminate this Merger Agreement pursuant to clause (iii) unless it has provided TDI with five business days prior written notice of its intent to so terminate the Merger Agreement (together with a summary of the terms of such Acquisition Proposal).

    Any of the terms or conditions of the Merger Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of the Merger Agreement by the stockholders of the Company and the Merger Sub, to the extent authorized by applicable law, or by written agreement of the Company, TDI and the Merger Sub.

    TERMINATION FEES.   If the Merger Agreement is terminated by the Company
due to an Acquisition Proposal, the Company shall pay to TDI $800,000 at the execution of said Acquisition Proposal. If any of the events described in (a),
(b) or (c) below occurs, TDI shall be entitled to reimbursement of its out-of-pocket expenses, of every kind and description, not to exceed $200,000, payable immediately upon such occurrence. If thereafter any merger, tender offer, sale of assets or other change of control of the Company occurs, and the closing thereof occurs within two years after the termination of the Merger Agreement, TDI shall be entitled to receive from the Company an amount which, when added to any expense reimbursement previously received, brings the total amount paid to TDI to $800,000. Such additional amount shall be due upon the closing of such transaction.

         (a) The commencement by any person or group of persons, other than TDI or any of its affiliates, of a tender or exchange offer for 80% or more of any class of securities of the Company or the commencement by any person or group of persons, other than TDI or any of its affiliates, of a proxy contest with respect to the Company or the solicitation by any person or group of persons, other than TDI or any of its affiliates, of proxies with respect to securities of the Company prior to the Closing of the Merger and the Merger is not approved by the stockholders of the Company; or

         (b) The Company shall have withdrawn, or not included in this Proxy Statement, the recommendation of its Board of Directors with respect to the Merger, or shall not have held a stockholders meeting to consider approving the Merger Agreement on, or by, the date specified in the Merger Agreement, or shall not close the Merger notwithstanding the stockholder and regulatory approval and performance by TDI of all of its obligations; or

         (c) Prior to the closing of the Merger, an application or notice is filed, other than by TDI or any of its affiliates, under the BHCA, the Change in Bank Control Act, as amended, or the state law counterparts of either of the foregoing, with respect to the acquisition or proposed acquisition of the Company or the Bank or any securities of the Company or the Bank, or substantially all of the assets of any such entity, and the Company's stockholders do not approve the Merger under Delaware law.

    TDI has placed $200,000 in escrow to secure its performance under the Merger Agreement. If the merger is not consummated because of TDI's inability to obtain the necessary funds or sources of financing to pay the Merger Consideration, TDI shall pay the Company $100,000 out of such escrow, with the remaining funds distributed to TDI.

    PAYMENT OF EXPENSES. Under the terms of the Merger Agreement, TDI and the Company each will pay its own expenses incident to the Merger. The Merger Agreement provides that, except in certain limited circumstances, the Company shall bear all expenses in connection with this Proxy Statement and a special stockholders meeting relating thereto, including, without limitation, all fees paid to the Commission and the costs of printing and mailing the Proxy Statement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Pursuant to the terms of the Merger Agreement, Thomas R. Beverlin, a director and Executive Vice President of the Company, and a director, President and Chief Executive Officer of the Bank, executed a Letter of Understanding with TDI pursuant to which Mr. Beverlin subsequently entered into a Consulting/Non-Competition Agreement ("Consulting Agreement") with TDI dated as of July 8, 1996. Pursuant to such Letter of Understanding, Mr. Beverlin agreed to remain in the employment of the Company and the Bank until the closing of the Merger.

    The Consulting Agreement, which has a term of two years following the closing of the Merger, provides, among other things, that during the term of the Consulting Agreement Mr. Beverlin will not, in the Community Reinvestment Act service area of the Bank as of the date of closing (the "Territory"), directly or indirectly engage in any business that is in competition with the Company's business, or solicit business from, or sell to, among others, any of the Company's customers in the Territory if such activity would be competitive with the Bank. Mr. Beverlin also agreed to assist TDI and its affiliates in regard to post-Merger transition matters for two years following the closing of the Merger. During the term of the Consulting Agreement, Mr. Beverlin is required to provide services on-site at the premises of TDI or its affiliates for a maximum of three business days per calendar quarter. In consideration of the provision of Mr. Beverlin's services under the Consulting Agreement, and in return for his covenant not to compete, TDI will pay to Mr. Beverlin the amount of $100,000 per annum, such amount to be paid in monthly installments and secured by an irrevocable letter of credit to be issued by LaSalle National Bank, Chicago, Illinois. TDI will also pay the costs of Mr. Beverlin's health insurance coverage during the term of the Consulting Agreement, but will not make or reimburse any co-insurance payments that may be required from Mr. Beverlin under such coverage.

REGULATORY APPROVAL

    Consummation of the Merger is conditioned upon approval by the FRB acting pursuant to the BHCA. Under the provisions of the BHCA, TDI may not acquire the Company prior to the approval of the FRB and prior to the publication of appropriate notices of the proposed transaction. In addition to FRB approval, the United States Department of Justice has 15 calendar days after such approval in which to review the competitive effects of the Merger and to determine whether it will take action to challenge the Merger based on antitrust considerations. TDI and Merger Sub filed the requisite application for FRB approval on July 25, 1996, but have not yet received a response.

    Section 15 of the Illinois Banking Act prohibits TDI from acquiring control of the Company unless TDI gives the Commissioner written notice of the proposed acquisition and the Commissioner approves the proposed acquisition based upon criteria specified in the Illinois Banking Act. TDI filed written notice of the proposed acquisition seeking the approval of the Commissioner on July 26, 1996, but has not yet received a response.

RIGHTS OF DISSENTING STOCKHOLDERS

    Under the Delaware Corporation Law, any stockholder who does not wish to accept the Merger Consideration provided for in the Merger Agreement has the right to dissent from the Merger and to seek an appraisal of, and to be paid the fair cash value for, such stockholder's shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger), provided that the stockholder complies with the provisions of Section 262 of the Delaware Corporation Law.

    The following is intended as a brief summary of the material provisions of the statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect the stockholder's Appraisal Rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware Corporation Law, the text of which is set forth in Appendix C hereto.

    If any stockholder elects to demand appraisal of such stockholder's shares of Common Stock, the stockholder must satisfy each of the following conditions:

         (i) the stockholder must deliver to the Company a written demand for appraisal of such stockholder's shares of Common Stock before the vote with respect to the Merger is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or disapproving the Merger; voting against or failing to vote for the Merger by itself does not constitute a demand for appraisal within the meaning of
    Section 262); and

         (ii) the stockholder must not vote in favor of the Merger (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger, by proxy or in person, will constitute a waiver of the stockholder's Appraisal Rights in respect of the shares of Common Stock so voted and will nullify any previously filed written demands for appraisal).

    If any stockholder fails to comply with either of these conditions and the Merger becomes effective, the stockholder will be entitled to receive the Merger Consideration as provided for in the Merger Agreement but will have no Appraisal Rights with respect to such stockholder's shares of Common Stock.

    All demands for appraisal should be addressed to Yolanda Zarnowska, Secretary, Security Chicago Corp., 196 East Pearson, Chicago, Illinois 60611, before the vote on the Merger is taken at the Special Meeting, and should be executed by, or on behalf of, the holder of record of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder's shares of Common Stock.

    To be effective, a demand for appraisal must be made by or in the name of the registered stockholder, fully and correctly, as the stockholder's name appears on such stockholder's stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of Common Stock of record. The beneficial owner must, in such cases, have the registered owner submit the required demand in respect of such shares of Common Stock.

    If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of such record owner.

    Within ten days after the Effective Date, the Company must give written notice that the Merger has become effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger. Within 120 days after the Effective Date, but not thereafter, either the Company or any stockholder who has complied with the requirements of Section 262 of the Delaware Corporation Law may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of Common Stock held by all stockholders entitled to appraisal. The Company does not presently intend to file such a petition in the event there are dissenting stockholders. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previously written demand for appraisal. At any time within 60 days after the Effective Date, any stockholder who has demanded appraisal has the right to withdraw the demand and to accept the payment of the Merger Consideration pursuant to the Merger Agreement.

    If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Company, the Company will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 of the Delaware Corporation Law and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    After determination of the stockholders entitled to an appraisal, the Court will appraise the shares of Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger. In determining fair value, the Court is required to take into account all relevant factors. When the value is so determined, the Court will direct the payment by the Company of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender to the Company by such holders of the certificates representing such shares of Common Stock.

    Stockholders considering seeking appraisal should be aware that the fair value of their shares of Common Stock determined under Section 262 could be more, the same, or less than the Merger Consideration that they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under
Section 262.

    Costs of the appraisal proceeding may be imposed upon the parties thereto (I.E., the Company and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Common Stock entitled to appraisal.

    Any stockholder who demands Appraisal Rights will not, after the Effective Date, be entitled to vote shares of Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of Common Stock (other than with respect to payment as of a record date prior to the Effective Date) or to receive the Merger Consideration pursuant to the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Date, or if such stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the Merger, either within 60 days after the Effective Date, or thereafter with written approval of the Company, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the Merger Consideration without interest.

    Failure to follow the steps required by Section 262 of the Delaware Corporation Law for perfecting Appraisal Rights may result in the loss of such rights. In view of the complexity of Section 262 of the Delaware Corporation Law, stockholders of the Company who are considering dissenting from the Merger should consult their legal advisors.

INFORMATION REGARDING TDI

    TDI is a newly organized Delaware corporation which recently applied for registration as a bank holding company under the BHCA and relevant Illinois law. The principal stockholder of TDI is James W. Aldrich, who is Chairman of the Board and CEO. Mr. Aldrich is the former Chairman and Chief Executive Officer of Lake Shore Bancorp, Inc. (1993-94) and LaSalle Northwest National Bank (1985-93). The Vice President and Secretary of TDI is Randolph F. Williams.
Mr. Williams is a former Senior Vice President of Lake Shore National Bank (1993-94) and LaSalle Northwest National Bank (1989-93). Messrs. Aldrich and Williams will be among the members of TDI's initial board of directors, as will Lee W. Jennings, the President of Jennings & Associates, a management consulting firm located in Chicago, Illinois, and formerly the Managing Partner of the Chicago office of KPMG Peat Marwick LLP, an independent certified public accounting firm.

    The principal executive offices of TDI are located at 161 East Chicago Avenue, Apt. 31B, Chicago, Illinois 60611, and its telephone number is
(312) 441-8212.

TDI'S FINANCIAL ABILITY TO CONSUMMATE THE MERGER

    TDI has informed the Company that any funds required to consummate the Merger and pay the Merger Consideration would be met through funding contributed to Merger Sub by TDI. The closing of the Merger is contingent on TDI, which is essentially a shell corporation, obtaining such funding.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion of material federal income tax consequences of the Merger under present law is for general information only and does not purport to be a complete analysis of all tax consequences that may be relevant to any particular stockholder. Certain holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, employee stockholders, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The discussion assumes that each stockholder holds shares of Common Stock as a capital asset.

    The receipt of cash in exchange for shares of Common Stock pursuant to the Merger or pursuant to the exercise of Appraisal Rights by dissenting stockholders will be treated as a sale or exchange of the shares of Common Stock for federal income tax purposes, and may also be a taxable transaction for state, local and other tax purposes. Each stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and the cost or other tax basis of his, her or its shares of Common Stock surrendered. Except for gain attributable to certain shares owned by employees or directors of the Company as described above, gain or loss on the sale of the shares will be long-term capital gain or loss if the shares of Common Stock have been held by the stockholder for more than one year. Otherwise, gain or loss will be short-term capital gain or loss. The holding period with respect to the shares of Common Stock must be calculated separately with respect to each block of shares of Common Stock held by a stockholder.

    Net capital gains of corporate taxpayers (I.E., the excess of net long-term gain over net short-term capital loss) and ordinary income are taxed at the same rate, to a maximum of 35%, except as to certain taxpayers which have taxable income in excess of $15 million, in which case the tax increases by an additional amount equal to the lesser of (i) 3% of such excess income over $15 million, or (ii) $100,000. For non-corporate taxpayers, the maximum tax rate on long-term capital gains is 28%. However, the maximum tax rate on ordinary income and short-term capital gains is 36%, while, in general, for taxpayers who have taxable income in 1996 in excess of $263,750, the effective tax rate on the excess net income is increased to 39.6%. For certain categories of taxpayers such as for trusts and estates and married taxpayers who elect to file separate returns, the 39.6% tax bracket rate is applicable to 1996 taxable income below $263,750. The distinction between capital gains and ordinary income is relevant in that taxpayers may be limited in their ability to deduct net capital losses (which may be deducted in full against capital gains) against ordinary income. The receipt of cash for shares of Common Stock may be subject to backup withholding at the rate of 31% unless the holder (i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number and otherwise complies with the back-up withholding rules. Back-up withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the person subject to the withholding. There is no assurance that applicable tax laws will not change prior to the Effective Date.

    EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS WITH RESPECT TO ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES, OF THE MERGER AS WELL AS POSSIBLE ACTIONS WHICH MAY BE TAKEN PRIOR TO THE MERGER IN LIGHT OF EACH STOCKHOLDER'S PARTICULAR SITUATION.

PAYMENT FOR SHARES OF COMMON STOCK

    The Merger Agreement provides that promptly after the Effective Date, the Surviving Corporation or LaSalle National Trust, N.A., as exchange agent (the "Exchange Agent"), will mail to each record holder of Common Stock, other than holders of dissenting shares, a transmittal letter and instructions regarding the manner of surrendering stock certificates for payment of the Merger Consideration. The Merger Agreement further provides that, as soon as practicable after the Effective Date, the Exchange Agent will deliver to each holder of Common Stock who has surrendered to the Exchange Agent all certificates representing such shares of Common Stock together with any other documentation that reasonably may be required, a check for an amount equal to the product of the Merger Consideration multiplied by the number of shares of Common Stock represented by the certificates so surrendered. No interest shall accrue or be paid with respect to the Merger Consideration. The Merger Consideration will only be paid with respect to shares of Common Stock which have been converted into the right to receive the Merger Consideration in accordance with the Merger Agreement, and will not be paid with respect to shares of Common Stock for which Appraisal Rights have been sought. Remittances of Merger Consideration by the Exchange Agent to the stockholders shall be made by bank check; provided, however, that any stockholder entitled to receive more than $250,000 in Merger Consideration may elect to receive such remittance by wire transfer of immediately available funds in accordance with instructions given by such stockholder. See "THE MERGER -- Rights of Dissenting Stockholders."

    DO NOT SEND ANY CERTIFICATES WITH THE ENCLOSED PROXY CARD AND NO NOT DELIVER ANY CERTIFICATES TO THE EXCHANGE AGENT PRIOR TO RECEIVING WRITTEN INSTRUCTIONS TO DO SO.

    No payment will be made in respect of any shares of Common Stock until (and then only to the extent that) the holder thereof has surrendered the certificates representing the shares of Common Stock for exchange or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement and/or bond as may be required in any such case by the Surviving Corporation or the Exchange Agent. If payment for shares of Common Stock is to be made in a name other than that in which the certificates representing such shares are surrendered for exchange, no payment in respect of such shares shall be made unless (i) such certificates are properly endorsed or otherwise in proper form for transfer, (ii) all signatures are guaranteed by a member firm of any national securities exchange in the United States, by the National Association of Securities Dealers, Inc., or by a savings and loan association, commercial bank or trust company having an office in the United States, and (iii) the person requesting the payment either (a) pays to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or
(b) establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

    After the Effective Date, there will be no transfer on the Company's stock transfer books of any shares of Common Stock outstanding immediately prior to the Effective Date and any shares of Common Stock presented to the Exchange Agent shall be canceled in exchange for the Merger Consideration payable with respect thereto as described above.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND DIRECTORS AND EXECUTIVE OFFICERS

CERTAIN BENEFICIAL OWNERS

    The following table lists the beneficial ownership of the Company's Common Stock with respect to all persons known to the Company to be the beneficial owners of more than five percent of such Common Stock as of July 19, 1996.


Name and Address         Amount and Nature of
of Beneficial Owner      Beneficial Ownership (1)   Percent of Class
- -------------------      ------------------------   ----------------
Lawrence Kahme               12,100 (2)               5.80%
196 East Pearson
Chicago, IL 60611

James D.  Polivka            11,600                   5.56%
196 East Pearson
Chicago, IL 60611
- -------------------------

    (1) The information contained in this column is based upon information furnished to the Company by the persons named above. The nature of beneficial ownership for shares shown in this column is sole voting and investment power.

    (2) Includes 6,000 shares owned by Mr. Kahme's spouse. Beneficial ownership of these shares is disclaimed by Mr. Kahme.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth, as of July 19, 1996, the total number of shares of Common Stock of the Company beneficially owned, and the percentage of the outstanding Common Stock of the Company so owned, by each person who served as Chief Executive Officer of the Company, by all Directors of the Company and by all Directors and executive officers of the Company as a group:

Name of Individual or Number     Amount and Nature of
of Persons in Group             Beneficial Ownership (1)   Percent of Class
- ------------------------        ------------------------    ----------------
Thomas R. Beverlin                  340                         *
Richard S. Bull, Jr.              3,265  (2)(3)(5)              1.56%
Frank W. Fernandes                7,335                         3.51%
Ronald A. Landsman                3,610  (4)                    1.73%
James D. Polivka                 11,600                         5.56%
Carol M. Ware                     1,950                          .93%
Wallis LaThomus Weinper           1,650  (6)                     .79%
All Directors and executive
officers as a group (9 persons)   31,430                       15.06%

- -------------------------

*Less than .1%

    (1) The information contained in this column is based upon information furnished to the Company by the persons named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below.

    (2) Includes 1,200 shares held individually by Mr. Bull's spouse. Beneficial ownership of these shares is disclaimed by Mr. Bull.

    (3) Includes 1,565 shares that are held by Mr. Bull as Trustee of the Richard S. Bull Trust under agreement dated October 16, 1989.

    (4)  Includes 1,750 shares that are held by the Ronald A. Landsman &
Company Self-Employed Retirement Trust - Ronald A. Landsman - Trustee FBO Ronald
A. Landsman Participant.

    (5) Includes 500 shares held jointly by Mr. Bull and his spouse. Investment and voting power with respect to these shares is deemed shared.

    (6) Includes 300 shares held jointly by Ms. Weinper and her spouse. Investment and voting power with respect to these shares is deemed shared.

                       INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    The consolidated financial statements of the Company and its subsidiary incorporated by reference into this Proxy Statement have been audited by Crowe, Chizek and Company, LLP, and KPMG Peat Marwick LLP, independent auditors, for the periods indicated in their reports thereon, which are included in the Company's 1995 Annual Report to Stockholders and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995. The consolidated financial statements audited by Crowe, Chizek and Company, LLP and KPMG Peat Marwick LLP have been incorporated herein by reference in reliance on their reports given on their authority as experts in accounting and auditing. Crowe, Chizek and Company, LLP has been selected as independent auditors for the Company for the fiscal year ending December 31, 1996. Representatives of Crowe, Chizek and Company, LLP will be present at the Special Meeting, will be given an opportunity to make a statement, if they so desire, and will be available to respond to any appropriate questions.

                    STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    If the Merger is not completed, the next annual meeting of stockholders of the Company is expected to be held on May 19, 1997. Any proposal a stockholder wishes to have included in the Company's Proxy Statement for the 1997 Annual Meeting must be received by December 21, 1996, addressed to the attention of Ms. Yolanda Zarnowska, Secretary, Security Chicago Corp., 196 East Pearson, Chicago, Illinois 60611. The restated Certificate of Incorporation of the Company provides that no person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a Director at any Annual or Special Meeting of Stockholders unless a written request that such person's name be placed in nomination is received from a stockholder of record by the Secretary of the Company not less than 14 nor more than 60 days prior to the date fixed for the meeting, together with (1) the name of each nominee, (2) the principal occupation of each nominee for the past five years, and (3) the number of shares of Common Stock beneficially owned by each nominee and the nominating stockholder.

              INFORMATION DELIVERED AND INCORPORATED HEREIN BY REFERENCE

    A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1995 accompanies each copy of this Proxy Statement and the following information therein is hereby incorporated by reference to this Proxy
Statement: (a) the table on page 28 setting forth certain stock price and dividend information; (b) the information under "Financial Highlights" in the inside front cover; (c) Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 2 through 11.

    The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Proxy Statement:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and

    (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed documents which also are incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

    This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge, upon the oral or written request of any stockholder entitled to vote at the Special Meeting, including any beneficial owner of Common Stock to whom this Proxy Statement is delivered, a copy of any and all information (excluding exhibits, except such exhibits as have been specifically incorporated by reference) that has been incorporated by reference into this Proxy Statement. Requests for such information should be directed to the attention of Yolanda Zarnowska, Secretary, Security Chicago Corp., 196 East Pearson, Chicago, Illinois 60611.

                                                                APPENDIX A






                           AGREEMENT AND PLAN OF MERGER


                                   by and among


                            TDI FINANCIAL CORPORATION

                             ALPHA ACQUISITION CORP.

                                       and

                              SECURITY CHICAGO CORP.











                                May 28, 1996

                   INDEX OF AGREEMENT AND PLAN OF MERGER

     Section                                                          Page
     -------                                                          ----

1.   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.   Consummation of the Merger. . . . . . . . . . . . . . . . . . . .  1
     (a)  Closing and Effective Date . . . . . . . . . . . . . . . . .  1
     (b)  Certificate of Incorporation of Surviving Corporation. . . .  2
     (c)  By-Laws of Surviving Corporation . . . . . . . . . . . . . .  2
     (d)  Directors and Officers of Surviving Corporation. . . . . . .  2
     (e)  Continued Existence of Surviving Corporation . . . . . . . .  2
     (f)  Restructure of Transaction . . . . . . . . . . . . . . . . .  2

3.   Conversion of Shares upon the Merger. . . . . . . . . . . . . . .  3
     (a)  Merger Consideration . . . . . . . . . . . . . . . . . . . .  3
     (b)  Conversion . . . . . . . . . . . . . . . . . . . . . . . . .  3
     (c)  Reclassification of Seller Common. . . . . . . . . . . . . .  3
     (d)  Right to Receive Merger Consideration. . . . . . . . . . . .  3

4.   Surrender of Certificates and Payment of Merger Consideration . .  3
     (a)  Appointment of Exchange Agent. . . . . . . . . . . . . . . .  3
     (b)  Deposit of Funds With Exchange Agent . . . . . . . . . . . .  4
     (c)  Payment of Merger Consideration. . . . . . . . . . . . . . .  4
     (d)  Surrender of Certificates. . . . . . . . . . . . . . . . . .  4
     (e)  Special Procedures . . . . . . . . . . . . . . . . . . . . .  5

5.   Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . . .  5

6.   Escheat . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

7.   Representations, Warranties and Covenants of Purchaser. . . . . .  5
     (a)  Due Organization . . . . . . . . . . . . . . . . . . . . . .  5
     (b)  Requisite Authority. . . . . . . . . . . . . . . . . . . . .  6
     (c)  Absence of Conflict. . . . . . . . . . . . . . . . . . . . .  6
     (d)  Government Approvals . . . . . . . . . . . . . . . . . . . .  7
     (e)  Absence of Claims. . . . . . . . . . . . . . . . . . . . . .  7
     (f)  Funds to Consummate Merger; Requisite Capital. . . . . . . .  7
     (g)  Proxy Information. . . . . . . . . . . . . . . . . . . . . .  7
     (h)  Capital Stock. . . . . . . . . . . . . . . . . . . . . . . .  7
     (i)  Truthfulness of Representations. . . . . . . . . . . . . . .  7
     (j)  Reasonable Best Efforts. . . . . . . . . . . . . . . . . . .  7
     (k)  Survival of Indemnification. . . . . . . . . . . . . . . . .  8

     Section                                                          Page
     -------                                                          ----
8.   Representations, Warranties and Covenants of Seller . . . . . . .  8
     (a)  Due Organization . . . . . . . . . . . . . . . . . . . . . .  8
     (b)  Capital Stock. . . . . . . . . . . . . . . . . . . . . . . .  8
     (c)  Government Registration. . . . . . . . . . . . . . . . . . .  9
     (d)  Proper Authorization . . . . . . . . . . . . . . . . . . . .  9
     (e)  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  9
     (f)  Financial Statements . . . . . . . . . . . . . . . . . . . . 10
     (g)  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
          (i)  Filing of Tax Returns; Payments; Liens. . . . . . . . . 10
          (ii) Delivery of Tax Returns . . . . . . . . . . . . . . . . 12
          (iii)     Payment of Taxes . . . . . . . . . . . . . . . . . 12
          (iv) Compromise of Claims. . . . . . . . . . . . . . . . . . 12
          (v)  Parachute Payments. . . . . . . . . . . . . . . . . . . 12
     (h)  Material Contracts . . . . . . . . . . . . . . . . . . . . . 12
     (i)  Real and Personal Property . . . . . . . . . . . . . . . . . 13
     (j)  Material Adverse Change. . . . . . . . . . . . . . . . . . . 13
     (k)  Catastrophic Loss. . . . . . . . . . . . . . . . . . . . . . 14
     (l)  Investigations and Litigation. . . . . . . . . . . . . . . . 14
     (m)  Accuracy of Minute Books . . . . . . . . . . . . . . . . . . 14
     (n)  Sufficiency of Records . . . . . . . . . . . . . . . . . . . 14
     (o)  Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     (p)  Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     (q)  Compliance With Law. . . . . . . . . . . . . . . . . . . . . 15
     (r)  Accuracy of Stockholder Communications . . . . . . . . . . . 15
     (s)  Investment Banker/Finder Fee . . . . . . . . . . . . . . . . 15
     (t)  Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . 16
     (u)  Employee Benefits. . . . . . . . . . . . . . . . . . . . . . 16
          (i)  Identification of Plans . . . . . . . . . . . . . . . . 16
          (ii) Payment of Contributions. . . . . . . . . . . . . . . . 16
          (iii)     Pending Litigation . . . . . . . . . . . . . . . . 17
          (iv) Fiduciary Compliance. . . . . . . . . . . . . . . . . . 17
          (v)  ERISA Compliance. . . . . . . . . . . . . . . . . . . . 17
          (vi) Change in Control Benefits. . . . . . . . . . . . . . . 18
          (vii)     Consulting Agreement . . . . . . . . . . . . . . . 18
     (v)  Labor Contracts. . . . . . . . . . . . . . . . . . . . . . . 18
     (w)  Real Estate Owned. . . . . . . . . . . . . . . . . . . . . . 18
          (i)  Environmental Permits . . . . . . . . . . . . . . . . . 18
          (ii) Environmental Claims. . . . . . . . . . . . . . . . . . 19
          (iii)     Environmental Compliance . . . . . . . . . . . . . 19
     (x)  Seller Facilities. . . . . . . . . . . . . . . . . . . . . . 19
     (y)  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     Section                                                          Page
     -------                                                          ----
     (z)  Investment Securities. . . . . . . . . . . . . . . . . . . . 20
     (aa) Intellectual Property. . . . . . . . . . . . . . . . . . . . 21
     (ab) Governmental Reports . . . . . . . . . . . . . . . . . . . . 21
     (ac) Reserve for Possible Loan and Lease Losses . . . . . . . . . 21
     (ad) Derivatives. . . . . . . . . . . . . . . . . . . . . . . . . 21
     (ae) Trust and Fiduciary Accounts . . . . . . . . . . . . . . . . 22
     (af) Affiliate Transactions . . . . . . . . . . . . . . . . . . . 22
     (ag) Section 203. . . . . . . . . . . . . . . . . . . . . . . . . 22
     (ah) Government Approvals . . . . . . . . . . . . . . . . . . . . 22
     (ai) Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . . 22
     (aj) Accuracy of All Representations. . . . . . . . . . . . . . . 22
     (ak) Reasonable Best Efforts. . . . . . . . . . . . . . . . . . . 22

9.   Agreements with Respect to Conduct of Seller and Seller
        Subsidiaries After the Date Hereof . . . . . . . . . . . . . . 22
     (a)  Maintenance of Business. . . . . . . . . . . . . . . . . . . 23
     (b)  Prompt Notification. . . . . . . . . . . . . . . . . . . . . 23
     (c)  Restrictions; Required Consent . . . . . . . . . . . . . . . 23
     (e)  No Solicitation. . . . . . . . . . . . . . . . . . . . . . . 25
     (f)  No Interference. . . . . . . . . . . . . . . . . . . . . . . 25
     (g)  Payment of Liabilities . . . . . . . . . . . . . . . . . . . 26
     (h)  Prohibition Against Creation of Goodwill . . . . . . . . . . 26
     (i)  Compliance with Law. . . . . . . . . . . . . . . . . . . . . 26
     (j)  Maintenance of Operating Expense Levels. . . . . . . . . . . 26
     (k)  Maintenance of Books and Records . . . . . . . . . . . . . . 26
     (l)  Insider Loans. . . . . . . . . . . . . . . . . . . . . . . . 26

10.  Additional Agreements . . . . . . . . . . . . . . . . . . . . . . 26
     (a)  Continuing Access to Information . . . . . . . . . . . . . . 26
     (b)  Sharing of Filings . . . . . . . . . . . . . . . . . . . . . 27
     (c)  Notification . . . . . . . . . . . . . . . . . . . . . . . . 27
     (d)  Evidence of Title. . . . . . . . . . . . . . . . . . . . . . 27
     (e)  Seller Accruals and Reserves . . . . . . . . . . . . . . . . 27
     (f)  Resale of Seller . . . . . . . . . . . . . . . . . . . . . . 27
     (g)  Treatment of Seller Employee Benefit Plans . . . . . . . . . 28
     (h)  Escrow Agreement . . . . . . . . . . . . . . . . . . . . . . 28
     (i)  Seller's New Main Banking Facility . . . . . . . . . . . . . 28

11.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . 29

12.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . 29

     Section                                                          Page
     -------                                                          ----
13.  Stockholders' Approval. . . . . . . . . . . . . . . . . . . . . . 29

14.  Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . 30

15.  Seller Proxy Materials. . . . . . . . . . . . . . . . . . . . . . 30
     (a)  Preparation of Proxy Material. . . . . . . . . . . . . . . . 30
     (b)  Conditions to Mailing of Proxy Materials . . . . . . . . . . 31
          (i)  Fairness Opinion. . . . . . . . . . . . . . . . . . . . 31
          (ii) Officer's Certificate . . . . . . . . . . . . . . . . . 31
          (iii)     Mailing Date . . . . . . . . . . . . . . . . . . . 31

16.  Conditions Precedent to Obligations of Purchaser and Subsidiary . 31
     (a)  Accuracy of Representations and Warranties . . . . . . . . . 31
     (b)  Performance by Seller. . . . . . . . . . . . . . . . . . . . 31
     (c)  No Adverse Material Change; Adverse Trends in Problem Loans. 32
     (d)  Seller's Operating Budget. . . . . . . . . . . . . . . . . . 32
     (e)  Certification by Seller. . . . . . . . . . . . . . . . . . . 32
     (f)  Approval by Stockholders; Dissenters . . . . . . . . . . . . 32
     (g)  Certification by Board of Directors. . . . . . . . . . . . . 33
     (h)  Receipt of Requisite Approvals . . . . . . . . . . . . . . . 33
     (i)  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . 33
     (j)  Governmental Approval. . . . . . . . . . . . . . . . . . . . 33
     (k)  No Adverse Decision. . . . . . . . . . . . . . . . . . . . . 33
     (l)  Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . 33
     (m)  Accountant's Letter. . . . . . . . . . . . . . . . . . . . . 33
     (n)  Receipt of Resignations. . . . . . . . . . . . . . . . . . . 34
     (o)  No Legal Prohibition . . . . . . . . . . . . . . . . . . . . 34
     (p)  Employee Matters . . . . . . . . . . . . . . . . . . . . . . 34
     (q)  Non-Competition Matters. . . . . . . . . . . . . . . . . . . 34
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     (r)  Funds Available For Consummation . . . . . . . . . . . . . . 34

17.  Conditions Precedent to Obligations of Seller . . . . . . . . . . 34
     (a)  Accuracy of Representations and Warranties . . . . . . . . . 34
     (b)  Stockholder Approval . . . . . . . . . . . . . . . . . . . . 34
     (c)  Legal Opinion. . . . . . . . . . . . . . . . . . . . . . . . 34
     (d)  Performance by Purchaser . . . . . . . . . . . . . . . . . . 35
     (e)  Receipt of Requisite Approvals . . . . . . . . . . . . . . . 35
     (f)  Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . 35

18.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . 35

     Section                                                          Page
     -------                                                          ----
19.  Payment of Expenses . . . . . . . . . . . . . . . . . . . . . . . 35

20.  Publicity and Reports . . . . . . . . . . . . . . . . . . . . . . 36

21.  Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . 36

22.  Law Governing . . . . . . . . . . . . . . . . . . . . . . . . . . 36

23.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . 36

24.  Amendment and Waiver. . . . . . . . . . . . . . . . . . . . . . . 36

25.  Termination of Agreement. . . . . . . . . . . . . . . . . . . . . 37
     (a)  Methods of Termination . . . . . . . . . . . . . . . . . . . 37
     (b)  Further Liability. . . . . . . . . . . . . . . . . . . . . . 38

26.  Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . 38

27.  Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

28.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

29.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 40

30.  Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of the 28th day of May, 1996, by and among TDI Financial Corporation, a Delaware corporation ("Purchaser"), Alpha Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Subsidiary"), and Security Chicago Corp., a Delaware corporation ("Seller"). Seller together with Subsidiary are sometimes referred to as the "Constituent Corporations".

                       W I T N E S S E T H:

     WHEREAS, the parties desire that Subsidiary be merged with and into Seller (the "Merger") upon the terms and conditions herein contained and in accordance with the Delaware General Corporation Law (the "Delaware Law"). The Board of Directors of Seller deems the Merger advisable and in the best interests of Seller and its stockholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for the consideration at a meeting of Seller's stockholders. The respective Boards of Directors of Purchaser and Subsidiary have adopted resolutions approving this Agreement, and, as provided in this Agreement, Purchaser, as the sole stockholder of Subsidiary, has approved this Agreement.

     THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the Merger into effect, the manner of converting the shares of Subsidiary into shares of the Surviving Corporation (as defined in Paragraph 1) and the shares of Seller into cash, and such other details and provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

     1. THE MERGER. At the Effective Date (as defined in Paragraph 2), Subsidiary will be merged with and into Seller, and Seller will be the surviving corporation ("Surviving Corporation"), in accordance with the terms, conditions and provisions of this Agreement and the Certificate of Merger (as defined in Paragraph 2), subject to the requisite approval of:
(i) the stockholders of Seller as required by Delaware law; and (ii) all applicable state and federal governmental bodies and agencies ("Applicable Governmental Authorities"), in accordance with the laws, rules and regulations governing or related to the Applicable Governmental Authorities ("Applicable Law").

     2.   CONSUMMATION OF THE MERGER.

          (a) CLOSING AND EFFECTIVE DATE. The delivery of the certificates and opinions called for by this Agreement shall take place at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois 60601-1003, and at such time as shall be fixed by mutual agreement of Purchaser and Seller on the last day of the month following the latest of (a) approval of the transactions required to effect the transactions contemplated by this Agreement by all the Applicable Governmental Authorities and the approval, consent or other action of such other governmental authorities having jurisdiction over the transactions governed by this Agreement as may be required; (b) the expiration of any waiting period imposed by law; and (c) satisfaction or waiver of the conditions set forth in Paragraphs 16 and 17 of this Agreement. Upon satisfaction of all conditions precedent to the consummation of the transactions contemplated by this Agreement, the Constituent Corporations shall cause the Merger to become effective on the date of the closing (the "Closing") by executing, acknowledging and filing on that date, in accordance with Sections 103 and 251 of the Delaware Law, a certificate of merger in form acceptable to Purchaser and Seller and their respective counsel (the "Certificate of Merger"). The date on which the Merger becomes effective shall be as of the Closing and shall be referred to as the "Effective Date".

          (b) CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION. The Certificate of Incorporation of Seller shall be amended as set forth in the form of the Certificate of Merger and, as so amended, shall continue in full force and effect from and after the Effective Date as the Certificate of Incorporation of the Surviving Corporation, until otherwise amended as provided by law or by such Certificate.

          (c) BY-LAWS OF SURVIVING CORPORATION. The By-Laws of Subsidiary, as in effect on the Effective Date, shall be the By-Laws of the Surviving Corporation from and after the Effective Date until otherwise amended as provided by law or by such By-Laws.

          (d) DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. The directors and officers of Subsidiary on the Effective Date shall be the directors and officers of the Surviving Corporation and shall hold office from and after the Effective Date until their respective successors are duly elected or appointed and qualified; provided that Purchaser and the Surviving Corporation shall take any corporate action necessary to effectuate the provisions of this subparagraph 2(d).

          (e) CONTINUED EXISTENCE OF SURVIVING CORPORATION. Following the Merger, the Surviving Corporation will continue its corporate existence under Delaware Law, and the separate corporate existence of Subsidiary shall cease.
 The Merger shall have the further effects set forth under the Delaware Law.

          (f) RESTRUCTURE OF TRANSACTION. If necessary to expedite or facilitate the Closing of the Merger and any other transactions contemplated by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transaction, provided that any such restructuring will not result in any change in the Merger Consideration (as defined in Paragraph 3(a) below) received by holders of Seller Common or alter the tax treatment of the transactions contemplated hereunder.

     3.   CONVERSION OF SHARES UPON THE MERGER.

          (a) MERGER CONSIDERATION. On the Effective Date, each issued and outstanding share of Common Stock, $5.00 par value, of Seller ("Seller Common"), other than Dissenting Shares, as hereinafter defined, shall, without further action, cease to be an issued and outstanding share of Seller, and shall become and be converted into a right to receive Sixty Dollars ($60.00) per share (the "Merger Consideration"). Any and all shares of Seller Common held as treasury stock of the Seller shall be cancelled and retired without further consideration.

          (b) CONVERSION. On the Effective Date, all issued and outstanding shares of Common Stock, $1.00 par value, of Subsidiary shall be converted into 100 validly issued, fully paid and nonassessable shares of the Common Stock of Surviving Corporation. The certificate(s) which formerly represented the outstanding shares of Subsidiary shall, from and after the Effective Date, represent, and for all purposes be evidence of ownership of, the number of shares of the class of the Surviving Corporation set forth above in the immediately preceding sentence.

          (c) RECLASSIFIACTION OF SELLER COMMON. In the event that between the date of this Agreement and the Effective Date, Seller subdivides the outstanding shares of Seller Common into a greater number of shares, or combines its outstanding shares of Seller Common into a smaller number of shares, or effects a reclassification of Seller Common, or pays a dividend in shares of its capital stock, then the Merger Consideration shall be adjusted so that the amount of cash to be received with respect to each share of Seller Common shall be reduced or increased by an amount such that the aggregate amount of cash received by each holder of Seller Common is not increased or decreased as a result of such subdivision, combination, reclassification or dividend.

          (d) RIGHT TO RECEIVE MERGER CONSIDERATION. After the Effective Date and until surrendered for payment, each outstanding stock certificate which, prior to the Effective Date, represented shares of Seller Common shall be deemed for all purposes to represent the right to receive an amount of cash equal to the product of the Merger Consideration multiplied by the number of shares represented by such certificate, provided that, subject to the applicable provisions of Paragraph 4(d), in any matters relating to such certificates, Purchaser and Subsidiary may rely conclusively upon the record of stockholders maintained by Seller containing the names and addresses of the holders of record of Seller Common on the Effective Date.

     4.   SURRENDER OF CERTIFICATES AND PAYMENT OF MERGER CONSIDERATION.

          (a) APPOINTMENT OF EXCHANGE AGENT. Prior to the Closing, LaSalle National Trust, N.A. or another exchange agent selected by Purchaser, and reasonably acceptable to Seller (the "Exchange Agent"), shall be appointed to act as the Exchange Agent in connection with the Merger.

          (b) DEPOSIT OF FUNDS WITH EXCHANGE AGENT. Immediately prior to the Effective Date (and in all events prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware), Purchaser shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the stockholders (the "Stockholders") of Seller immediately prior to the Effective Date, other than holders of Dissenting Shares, immediately available funds in an amount sufficient to pay the Merger Consideration in respect of all shares of Seller Common converted pursuant to Paragraph 3(a). All deposits with the Exchange Agent pursuant to this Paragraph 4 are referred to as the "Exchange Fund". The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (c) PAYMENT OF MERGER CONSIDERATION. As soon as practicable after the Effective Date but in any event as required by Paragraph 4(e), Purchaser and Seller shall cause the Exchange Agent to remit to each of the Stockholders who has surrendered to the Exchange Agent (or any forwarding agent which may be appointed by Purchaser) a certificate or certificates representing shares of Seller Common together with any other documentation that reasonably may be required by Purchaser and Seller or the Exchange Agent, an amount equal to the product of the Merger Consideration and the number of shares of Seller Common represented by the certificate or certificates so surrendered. Remittances of Merger Consideration by the Exchange Agent to the Stockholders shall be made without interest and shall be by bank check; provided, however, that any Stockholder entitled to receive more than U.S. $250,000 in Merger Consideration with respect to such Stockholder's shares of Seller Common may elect to receive such remittance by wire transfer of immediately available funds in accordance with instructions given by such Stockholder.

          (d) SURRENDER OF CERTIFICATES. Subject to Paragraph 4(e) below, prior to the Effective Date, Purchaser and Seller will cause the Surviving Corporation or the Exchange Agent to mail to each Stockholder a letter of transmittal, which among other matters shall specify how the surrender of stock certificates in exchange for the Merger Consideration shall be effected (the "Letter of Transmittal"). There shall be no obligation to deliver the Merger Consideration in respect of any shares of Seller Common until (and then only to the extent that) the holder thereof surrenders its certificate or certificates representing the shares of Seller Common for exchange as provided in this Paragraph 4, or, in lieu thereof, delivers to the Exchange Agent an appropriate affidavit of loss and an indemnity agreement as may be required in any such case by Purchaser in its reasonable discretion (which discretion Purchaser may delegate to the Exchange Agent). If any payment for shares of Seller Common is to be made in a name other than that in which the certificate for Seller Common surrendered for exchange is registered, it shall be a condition to the payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States, and that the person requesting the payment shall either
(i) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or (ii) establish to the reasonable satisfaction of the Exchange Agent that such taxes have been paid or are not payable.

From and after the Effective Date, there shall be no transfers on the stock transfer books of Seller of any shares of Seller Common outstanding immediately prior to the Effective Date and any such shares of Seller Common presented to the Exchange Agent shall be cancelled in exchange for the aggregate Merger Consideration payable with respect thereto as provided in Paragraph 3 above.

          (e) SPECIAL PROCEDURES. Purchaser and Seller agree, pursuant to a written agreement with the Exchange Agent, to implement reasonable procedures so that each Stockholder shall have the opportunity to surrender his or her certificates and Letter of Transmittal prior to the Effective Date and receive the Merger Consideration in exchange therefor forthwith at the Effective Date all as otherwise in accordance with this Paragraph 4. Without limiting the generality of the foregoing, upon the request of any Stockholder made prior to the Closing, Purchaser and Seller shall cause to be furnished to such Stockholder prior to the Closing the Letter of Transmittal and any other documents necessary to effect the surrender of such Stockholder's certificates in exchange for the Merger Consideration represented thereby.

     5. APPRAISAL RIGHTS. A "Dissenting Share" shall mean a share of Seller Common held by any person who properly exercises (including timely perfection and timely compliance with all other requirements under Section 262 of the Delaware Law) any appraisal rights under the Delaware Law with respect to such share. The holder of any Dissenting Share shall have the rights, subject to the limitations, provided by Section 262 of the Delaware Law. If at any time a holder of Dissenting Shares shall lose or withdraw his or her rights to appraisal with respect to his or her shares of Seller Common, then (i) such shares shall be converted into the right to receive the Merger Consideration in respect of such shares, and (ii) subject to Paragraph 6, the Surviving Corporation shall deposit with the Exchange Agent, so that the Exchange Agent may pay, upon compliance with the foregoing provisions hereof for payment and receipt of, the Merger Consideration in respect of such shares.

     6. ESCHEAT. Any portion of the Exchange Fund which remains unclaimed by the Stockholders as of the third anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand of the Surviving Corporation, and the Stockholders shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration with respect to their shares of Seller Common. Notwithstanding anything in Paragraph 4 or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Seller Common for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws.

     7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. Purchaser and Subsidiary each hereby represents, warrants and covenants to Seller that:

          (a) DUE ORGANIZATION. Each of Purchaser and Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. Subject to Purchaser becoming registered with the Board of Governors of the Federal Reserve System ("Federal Reserve") as a bank holding company and also registered with the Office of Banks and Real

Estate of the State of Illinois (the "Commissioner") as a bank holding company under the laws of the State of Illinois, each of Purchaser and Subsidiary will have all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of Purchaser or Subsidiary, nor the location of any of the properties of Purchaser or Subsidiary, requires that Purchaser or Subsidiary be licensed to do business in any jurisdiction other than the States of Delaware and Illinois.

          (b) REQUISITE AUTHORITY. Each of Purchaser and Subsidiary has all requisite corporate power and authority to enter into this Agreement (and, in the case of Subsidiary, the Certificate of Merger) and to consummate the Merger and the transactions contemplated hereby and thereby. The respective Boards of Directors of Purchaser and Subsidiary have adopted resolutions approving this Agreement. Purchaser, as the sole stockholder of Subsidiary, has adopted resolutions irrevocably approving and adopting this Agreement. The execution and delivery by Purchaser and Subsidiary of this Agreement and the Certificate of Merger and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Subsidiary, and this Agreement and, in the case of Subsidiary, the Certificate of Merger, have been duly executed and delivered by Purchaser and Subsidiary and constitute a valid and binding obligation of Purchaser and Subsidiary, enforceable against each of Purchaser and Subsidiary in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law.

          (c) ABSENCE OF CONFLICT. Neither the execution and delivery by Purchaser or Subsidiary of this Agreement, the consummation of the transactions contemplated herein, nor compliance by Purchaser or Subsidiary with any of the provisions hereof, will: (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Purchaser or Subsidiary; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Purchaser or Subsidiary is a party, or by which Purchaser or Subsidiary or any of their respective properties or assets are bound; or
(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or Subsidiary or any of their respective properties or assets. No consent of, approval of, notice to or filing with any local, state, federal governmental body or agency (collectively, "Applicable Governmental Authorities") having jurisdiction over any aspect of the business or assets of Purchaser or Subsidiary, and no consent of, approval of or notice to or filing with any other person, including any corporation, partnership, limited liability company, or other entity of any kind whatsoever (a "Person") is required in connection with the execution and delivery by Purchaser or Subsidiary of this Agreement or the consummation by Purchaser of the transactions contemplated hereby, except such approvals of the Federal Reserve and the Commissioner (collectively, the "Regulatory Approvals").

          (d) GOVERNMENT APPROVALS. To the knowledge of Purchaser, no fact or condition exists which Purchaser has reason to believe will prevent it (or, to the extent that approval with respect to the Subsidiary is required under applicable law, statute or regulation, the Subsidiary) from obtaining any of the Regulatory Approvals, assuming that Purchaser and Subsidiary will obtain sufficient funds, sources of funds and requisite regulatory capital to consummate the Merger.

          (e) ABSENCE OF CLAIMS. There is no private or governmental suit, claim, action or proceeding pending or threatened, or which reasonably should be expected to be commenced, against Purchaser, its subsidiaries or against any of their respective directors or officers that would impair the ability of Purchaser or Subsidiary to perform its obligations hereunder.

          (f) FUNDS TO CONSUMMATE MERGER; REQUISITE CAPITAL. Each of Purchaser and Subsidiary agrees to use its reasonable best efforts to have prior to the Closing the necessary capital required by the regulations of the Federal Reserve and the Commissioner to consummate the transactions contemplated by this Agreement and to have sufficient funds and capital resources to carry out their respective obligations under this Agreement. However, this undertaking does not guaranty that such funding and capital can be obtained.

          (g) PROXY INFORMATION. None of the information to be supplied by Purchaser for inclusion or incorporation by reference in any proxy statement of Seller with respect to the Merger as of the time of its mailing and as of the time of the meeting of Seller's stockholders in connection therewith, and as amended or supplemented by Purchaser, will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

          (h) CAPITAL STOCK. The authorized, issued and outstanding capital stock of Subsidiary is as follows: 100 shares of Common Stock, $1.00 par value per share. All of the issued and outstanding shares of capital stock are duly and validly authorized and issued, fully paid and nonassessable and are owned by Purchaser.

          (i) TRUTHFULNESS OF REPRESENTATIONS. The representations and warranties made by Purchaser and Subsidiary in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact which is necessary in order to make the statements contained herein not misleading.

          (j) REASONABLE BEST EFFORTS. Subject to the conditions set forth in Paragraph 16 hereof, Purchaser will undertake or, to the extent such action is not within the sole power of Purchaser, use its reasonable best efforts to cause to be undertaken, each such action as may be necessary to effectuate the Merger and to carry out the provisions of this Agreement and the Certificate of Merger.

          (k) SURVIVAL OF INDEMNIFICATION; D&O INSURANCE. Purchaser agrees that, for a period of three years from the Effective Date, all provisions for indemnification now existing in favor of the directors, officers and employees of Seller or Seller Subsidiaries (as defined below) in their respective charters and by-laws shall survive the Merger and shall continue in full force and effect with respect to acts or omissions occurring prior to the Effective Date. Purchaser agrees to use its best efforts to maintain in effect, provided the same may be maintained at a cost not to exceed $20,000, for a period of three years from the Effective Date, the current policies for directors' and officers' liability insurance maintained by Seller or policies which provide substantially similar coverage. Purchaser shall have the right to procure this coverage for the benefit of such persons. Nothing in this Paragraph 7(k) shall be construed to require Purchaser to provide indemnification to such directors or officers of Seller or any Seller Subsidiary for claims of Purchaser arising out of the transactions contemplated by this Agreement.

     8. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. Seller represents and warrants to, and covenants with, Purchaser that:

          (a) DUE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Seller is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by Seller requires such qualification, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect (as defined herein) on Seller. A listing of all jurisdictions in which Seller is qualified to do business has been furnished Purchaser in the Subsidiary List referred to in subparagraph 8(e) hereof. For purposes of this Agreement, the term "material adverse effect" shall mean, with respect to Seller, an effect which would equate to a material adverse change as provided in Paragraph 8(j) below.

          (b) CAPITAL STOCK. On the date hereof, Seller has authorized, issued and outstanding capital stock as follows:

    Class of Stock    Authorized    Issued    Outstanding    Treasury
    --------------    ----------    ------    -----------    --------
       Common         1,000,000     240,000     208,714       31,286
      Preferred       1,000,000       -0-         -0-           -0-

All of the issued and outstanding shares of Seller Common are duly and validly authorized and issued, fully paid and nonassessable. None of the issued and outstanding shares of Seller Common have been issued in violation of any preemptive rights. Other than as set forth above and as set forth in a list (the "COMMITMENT LIST") which has been furnished to Purchaser, there are no (nor will there be on the Effective Date) shares of any class of capital stock or equity securities of Seller outstanding (other than Seller Common) and there are no (nor will there be on the Effective Date) outstanding or existing subscriptions, options, warrants, convertible secu-rities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock or other equity securities of Seller, other than the Stock Option.

          (c) GOVERNMENT REGISTRATION. Seller is registered as a bank holding company with the Federal Reserve pursuant to the applicable provisions of the Federal Reserve Act, as amended, and the regulations promulgated thereunder, and is also registered with the Commissioner as a bank holding company under the laws of the State of Illinois.

          (d) PROPER AUTHORIZATION. Subject only to approval by the stockholders of Seller of the Merger to permit the transactions contemplated hereby, the execution and delivery of this Agreement and the Certificate of Merger by Seller and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as limited by (x) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (y) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution of this Agreement and the Certificate of Merger by Seller and the consummation of the transactions contemplated by this Agreement and the Certificate of Merger have not and will not violate the provisions of, or constitute a breach or default, or give rise to any rights of termination, cancellation or acceleration under
(i) any of the certificate of incorporation, charter or by-laws of Seller or any of Seller Subsidiaries, (ii) any Material Contract (as hereinafter defined) of Seller or any Seller Subsidiary or (iii) any other material license, law, order, injunction, decree, rule, regulation or judgment to which Seller or any Seller Subsidiary is a party, is bound or by which any of their respective properties or assets is subject.

          (e) SUBSIDIARIES. Seller has furnished to Purchaser a list (the "SUBSIDIARY LIST") as of the date hereof of all entities including, without limitation, corporations, partnerships, joint ventures, limited liability companies, and inactive corporations, in which Seller has a direct or indirect equity or ownership interest, other than stock in the Federal Reserve Bank of Chicago (each a "Seller Subsidiary" and collectively, the "Seller Subsidiaries"). Except as set forth on the SUBSIDIARY LIST, Seller represents that it is the sole owner of all Seller Subsidiaries. The SUBSIDIARY LIST shows for each of Seller Subsidiaries: its date and jurisdiction of incorporation or organization; each other jurisdiction in which it is qualified or licensed to do business; its authorized, issued and outstanding capital stock, other equity securities and other ownership interests; and the record owners thereof and the percentages owned by each. Each of Seller Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and was properly established pursuant to the regulations and procedures of either the Federal Reserve or the Commissioner and has all necessary corporate power to own its properties and assets and to carry on its business as now conducted. Each of Seller Subsidiaries is duly qualified to conduct its business and is in good standing in each jurisdiction in which the nature of the business transacted by it requires such qualification, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on Seller. Other than as set forth on the SUBSIDIARY LIST, all of the issued and outstanding shares of capital stock, other equity securities and other ownership interests of Seller Subsidiaries are duly and validly authorized and issued, are fully paid and nonassessable, and, together with all outstanding subscriptions, options, warrants, convertible securities, preemptive rights and other agreements, commitments and obligations relating to the issuance of additional shares of capital stock, other equity securities or other ownership interests of any of Seller Subsidiaries, are owned by Seller or another Seller Subsidiary, free and clear of all liens, security interests, charges, claims and encumbrances. Other than as set forth on the SUBSIDIARY LIST, there are no shares of any class of capital stock, other equity securities or other ownership interests of any of Seller Subsidiaries outstanding and there are no outstanding or existing subscriptions, options, warrants, convertible securities, preemptive rights or other agreements, commitments or obligations relating to the issuance of additional shares of any class of capital stock, other equity securities or other ownership interests of any of Seller Subsidiaries.

          (f) FINANCIAL STATEMENTS. Seller has delivered to Purchaser consolidated statements of condition of Seller and Seller Subsidiaries at December 31, 1993, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years 1993 through 1995. All such financial statements referred to above have been examined by Crowe, Chizek & Company, LLP, independent certified public accounts, or KPMG Peat Marwick, independent certified public accountants, whose reports thereon are included with such financial statements with respect to fiscal years 1994 and 1995 and 1993 respectively. Seller has delivered to Purchaser the unaudited consolidated statement of condition of Seller and Seller Subsidiaries at March 31, 1996, as reported in Seller's Quarterly Report of Condition to be filed with the Federal Reserve, the Federal Deposit Insurance Corporation ("FDIC") and the Commissioner. All such financial statements have been prepared in conformity with generally accepted accounting principles, or regulatory principles in the case of the Quarterly Report of Condition, applied on a consistent basis (except for changes, if any, required by generally accepted accounting principles and disclosed therein), and the statements of income present fairly the results of operations for the respective periods covered and the statements of condition present fairly the consolidated financial condition of Seller as of their respective dates except for Seller's interim financial statements which are subject to normal year-end adjustments. At the dates of such consolidated statements of condition, there were no material liabilities of Seller or any of Seller Subsidiaries (actual, contingent or accrued) which, in accordance with generally accepted accounting principles applied on a consistent basis, should have been shown or reflected in such statements of condition or the notes thereto, but which are not so shown or reflected.

          (g)  TAXES.

               (i) FILING OF TAX RETURNS; PAYMENTS; LIENS. Except as provided in the TAX LIST (as hereinafter defined), Seller and each Seller Subsidiary, including any predecessor or successor thereto (the "Group") alone or as members of any other Affiliated Group (as that term is defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) have (i) duly and timely filed and will timely file (taking into account any extensions received from a relevant governmental body) where required (directly or indirectly), pursuant to the laws, regulations or administrative requirements of each governmental body, all tax returns required to be filed for all periods up to and including the Effective Date that are, were or shall be required to be filed by or with respect to it, with respect to any taxes, and
(ii) paid or made specific provision for the payment of all taxes, whether or not disputed, that have or may become due, including without limitation taxes shown as due on such tax returns, that are attributable directly or indirectly, by law or by contract, to (A) the operation of its business, valuation studies or other documentation prepared by any member of the Group or by third parties in connection with taxes, the acquisition of any member of the Group or any investment of the Group or (B) any assessment or notice, either formal or informal, received by any member of the Group, including as members of predecessor Affiliated Groups, for any period up to and including the Effective Date or (C) the transactions contemplated by this Agreement. All tax returns filed or to be filed by any member of the Group, including as members of predecessor Affiliated Groups, were when filed and continue to be, or will be when filed, true, correct and complete in all material respects; and further, such tax returns filed subsequent to the date hereof shall be prepared in a manner that, to the extent consistent with both applicable law (including reasonably based interpretations thereof) and the application of such law on prior tax returns, minimizes the taxes payable by Seller and Seller Subsidiaries and, subsequent to the Effective Date, by Purchaser and its affiliates. There are no liens with respect to taxes (other than taxes the payment of which is not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established) upon any of the properties or assets, real or personal, tangible or intangible, of any member of the Group. Any accruals made and to be made for taxes on or prior to the Effective Date are and will be sufficient for the payment of all unpaid taxes payable by any member of the Group attributable to all periods up to and including the Effective Date provided however that with respect to accruals for core deposit intangibles and other intangibles including goodwill, this representation and warranty is made to the best of Seller's knowledge. All accruals in the other-assets, deferred tax account accurately provide deferred tax debits and credits which, based upon current applicable income tax law and reasonable interpreta-tions thereof, will be realized on Purchaser's (or its affiliates) income tax returns subsequent to the Effective Date or, if not, will be recorded on the books and records of the Seller. No issues have been raised by any governmental body in connection with any audit of any federal, state, local or foreign tax returns, except as disclosed on the TAX LIST. Except as disclosed on the TAX LIST, the tax returns of Seller and each member of the Group have been audited by the Internal Revenue Service or relevant governmental body or are closed by the applicable statute of limitations for all taxable years through December 31, 1995. All tax deficiencies proposed (plus interest and penalties assessed thereon, if any) as a result of any such audits, if any, have been paid, reserved against, settled, or, as described on the TAX LIST, are being contested in good faith by appropriate proceedings. The TAX LIST describes all adjustments to the tax returns filed by the Group or any predecessor Affiliated Group, if any, for all open taxable years, and the resulting deficiencies proposed by any governmental body. Except as set forth on the TAX LIST no member of the Group has given or been given a waiver or extension (or is or would be subject to a waiver or extension given to or by any other entity) of any statute of limitations relating to the payment of taxes of any member of the Group, including any predecessor Affiliate Group, if any, for which Purchaser or its affiliates or any member of the Group may be liable. There is no ongoing proceeding by any governmental body for the assessment or collection of any taxes. There exists no proposed assessment against any member of the Group or notice, either formal or informal, of any tax deficiency or any examination of any tax returns filed by any member of the Group or any notice that any member of the Group has not filed any tax returns required to be filed by any member of the Group except as disclosed in the consolidated statements of condition of Seller or on the TAX LIST.

               (ii) DELIVERY OF TAX RETURNS. For Purchaser's prior review, Seller shall deliver or cause to be delivered to Purchaser at least 10 days prior to the filing thereof a copy of each income tax return to be filed on or before the Effective Date by Seller or any of Seller Subsidiaries.

               (iii) PAYMENT OF TAXES. Each of Seller and each of Seller Subsidiaries shall punctually pay and discharge all taxes lawfully imposed upon it or any of its property, or upon the income and profits thereof; provided however, that nothing herein contained shall prohibit Seller from contesting in good faith and by appropriate proceedings the validity or amount of any taxes as long as there shall have been established on the appropriate books a reserve therefor deemed adequate by its Board of Directors.

               (iv) COMPROMISE OF CLAIMS. Seller and Seller Subsidiaries shall not compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency, except in a form previously approved by Purchaser.

               (v) PARACHUTE PAYMENTS. Neither Seller nor any Seller Subsidiary has made any payments, is obligated to make any payments or is a party to any agreement that could obligate any of them, Purchaser or Subsidiary to make any payment that would constitute a "parachute payment" under Section 280G of the Code.

          (h) MATERIAL CONTRACTS. All material executory contracts, indentures, com-mitments, and other material agreements in excess of $20,000, and all such contracts, indentures and other material agreements where payments when aggregated over the course of a twelve month period exceeds $20,000 or which cannot be terminated without penalty, to which Seller and/or any of Seller Subsidiaries is a party or to which Seller and/or any of Seller Subsidiaries or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract") were entered into, and are, in the ordinary course of business, and appear on a list which has been furnished to Purchaser (the "CONTRACT LIST"). True copies of the agreements appearing on the CONTRACT LIST, including all amendments and supplements thereto, have been delivered to Purchaser. Except as disclosed on the CONTRACT LIST and except as set forth in the LITIGATION LIST (as hereinafter defined), all the Material Contracts are valid and subsisting, and Seller and each of Seller Subsidiaries has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued, and no breach or default thereunder by Seller or any of Seller Subsidiaries or, to the best of Seller's knowledge, any other party thereto has occurred which will impair the ability of Seller or any of Seller Subsidiaries to enforce any material rights thereunder.

          (i) REAL AND PERSONAL PROPERTY. Seller or a Seller Subsidiary, as the case may be, has good title to all of the assets which do not constitute real property (other than those non-real property assets disposed in the ordinary course of business of Seller or a Seller Subsidiary since December 31, 1995) reflected as owned by any of them in the December 31, 1995 consolidated financial statements of Seller, free and clear of any material liens or other material encumbrances, except for: (i) statutory liens for taxes not yet due; (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) minor irregularities of title which do not in the aggregate materially detract from the value or use of such of Seller's assets. Seller or a Seller Subsidiary, as the case may be, has fee simple title to all of the real properties reflected as owned by any of them in the December 31, 1995 consolidated financial statements of Seller, free and clear of any material liens or other material encumbrances, except for any minor imperfections of title and any exceptions (the "Permitted Exceptions") set forth in the REAL ESTATE LIST (as herein defined) and except for those assets disposed of in the ordinary course of business of Seller or a Seller Subsidiary since that date. Seller has furnished to Purchaser a list (the "REAL ESTATE LIST"), which lists (i) all real property owned or leased by Seller or any Seller Subsidiary together with the addresses thereof and (ii) each lease, sublease, installment purchase or similar arrangement (a "Lease") for the use or occupancy of real property to which Seller or a Seller Subsidiary is a party. Seller has furnished to Purchaser a copy of each Lease, including all amendments thereto. Each Lease is valid and enforceable in all material respects by Seller or the respective Seller Subsidiary in accordance with its terms, except as limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. As of the date hereof, to Seller's knowledge, the real properties, structures, buildings, equipment, and the tangible personal property owned, operated or leased by Seller or any Seller Subsidiary, taken as a whole (that is, aggregating all of the types of property referred to above, whether owned, operated or leased, and regardless of by whom owned, operated or leased), in substantially good condition and working order, except for depreciation and ordinary wear and tear. The real properties, structures, and buildings owned, operated or leased by Seller or any Seller Subsidiary are free from any material structural defect known to the management of Seller.

          (j) MATERIAL ADVERSE CHANGE. Since December 31, 1995, there has been no mate-rial adverse change in the business, financial condition, properties or other assets or capitalization of Seller and Seller Subsidiaries, taken as a whole. The effect of any decrease in the carrying value of Seller's investment in AMCORE Financial, Inc., a multi-bank holding company, shall be disregarded for this purpose.

          (k) CATASTROPHIC LOSS. There has been no physical loss, damage or destruction affecting any of the tangible properties of Seller or any of Seller Subsidiaries since December 31, 1995 which (a) materially adversely affects the business or financial condition of Seller and Seller Subsidiaries (whether or not covered by insurance), taken as a whole, or (b) which may involve an uninsured loss of more than $50,000.

          (l) INVESTIGATIONS AND LITIGATION. There is no investigation by any federal, state or local governmental agency of which Seller is aware, or any action, suit, proceeding or claim pending or, to the best of Seller's knowledge, threatened or which reasonably should be expected to be threatened, against or adversely affecting Seller or any of Seller Subsidiaries (including, without limitation, any investigation, action, or proceeding with respect to taxes), or the assets or business of Seller or any of Seller Subsidiaries, which would, if adversely determined, have a material adverse effect on Seller or to the best of Seller's knowledge, which may involve a payment by Seller or any Seller Subsidiary of more than $50,000 in excess of applicable insurance coverage, except as set forth on a list (the "LITIGATION LIST") which has been furnished to Purchaser. Except as set forth on the LITIGATION LIST, (i) neither Seller nor any Seller Subsidiary nor any director, officer, employee or agent of Seller or any Seller Subsidiary in their respective capacities as directors, officers, employees or agents, is a party to any, and there are no pending or, to the best of Seller's knowledge threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental investigations of any nature against Seller or any Seller Subsidiary, or any director, officer, employee or agent of Seller or any Seller Subsidiary in their respective capacities as directors, officers, employees or agents, or involving any property or assets of Seller or any Seller Subsidiary and (ii) there is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or, affecting Seller or any of Seller Subsidiaries, or the assets or business of Seller or any of Seller Subsidiaries, which in the case of either (i) or (ii) could reasonably be expected to have a material adverse effect on Seller or which challenges the validity or propriety of the transactions contemplated by this Agreement.

          (m) ACCURACY OF MINUTE BOOKS. The minute books of Seller and each of Seller Subsidiaries accurately reflect all material actions taken to this date by the respective incorporators, stockholders, board of directors and committees of such corporations and contain true and complete copies of their respective certificates of incorporation or charters and by-laws and all amendments thereto.

          (n)  SUFFICIENCY OF RECORDS.  Seller and each of Seller
Subsidiaries have records which reflect, in all material respects, its transactions sufficient to ensure that such transactions are recorded in conformity with generally accepted accounting principles.

          (o) INSURANCE. Seller and each Seller Subsidiary has in effect insurance coverage with reputable insurers, which in respect to amounts, types and risks insured, is reasonably adequate for the business in which Seller and Seller Subsidiaries are engaged. A schedule of all insurance policies in effect as to Seller and any Seller Subsidiary is set forth in the INSURANCE LIST. All material policies of fire, product or other liability, worker's compensation and other similar forms of insurance owned or held by Seller or any Seller Subsidiary are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to worker's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. To the best of Seller's knowledge, such policies are in force in accordance with their terms, and will not be materially adversely affected, or terminate or lapse, solely by reason of, the transactions contemplated by this Agreement. The insurance policies to which Seller and each Seller Subsidiary is a party are sufficient for compliance with all material requirements of law and of all material agreements to which Seller and each Seller Subsidiary is a party and provide adequate insurance coverage for the assets and operations of Seller and any Seller Subsidiary. Except as set forth in the INSURANCE LIST, neither Seller nor any Seller Subsidiary has been refused any insurance with respect to any material assets or operations, during the last two years.

          (p) LICENSES. Except as set forth in the FRANCHISE LIST, neither Seller nor any of Seller Subsidiaries holds any registrations, licenses, permits or franchises which are of material significance with respect to the operation of their respective businesses.

          (q) COMPLIANCE WITH LAW AND REGULATORY REQUIREMENTS. Seller and each of Seller Subsidiaries has conducted its business in accordance with all applicable federal, state and local laws, regulations and orders and is in material compliance with all agreements with and commitments to their respective banking regulators; including, without limitation, disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust and other laws, regulations and orders; the forms, procedures, and practices used by Seller and each of Seller Subsidiaries are in compliance with such laws, regulations and orders except as disclosed in the LAW AND REGULATION LIST, and except for such violations or non-compliance as will not have a material adverse effect on Seller. Seller and Seller's subsidiaries meet or exceed all core capital, tangible capital, risk-based capital or other minimum capital requirements, directives or guidelines applicable to them as established by the Federal Reserve, the FDIC, the Commissioner or any other Applicable Governmental Authority.

          (r) ACCURACY OF STOCKHOLDER COMMUNICATIONS. Seller has previously made available to Purchaser true and complete copies of its proxy statements and annual reports relating to all meetings of stockholders (whether special or annual) during the calendar years 1993, 1994, 1995 and 1996. As of their respective dates, the proxy statements and annual reports were true and complete in all material respects and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (s) INVESTMENT BANKER/FINDER FEE. Except for the fairness opinion fee of Alex Sheschunoff & Co. which fee shall not exceed $20,000, neither Seller nor any of Seller Subsidiaries or any of their respective affiliates has incurred or paid or will incur or pay any fee or remuneration to any finder, broker or investment banker in respect of matters provided for in this Agreement.

          (t) DIVIDENDS. There has been no dividend or other distribution of assets to stockholders of Seller, whether consisting of money, other personal property, real property or other things of value, declared, issued or paid subsequent to December 31, 1995. All dividends or other distribution of assets to stockholders of Seller or Seller Subsidiaries have been declared, issued and paid in compliance with all applicable laws, rules and regulations of the Federal Reserve, the FDIC and the Commissioner.

          (u)  EMPLOYEE BENEFITS.

               (i) IDENTIFICATION OF PLANS. Seller has furnished to Purchaser a list (the "EMPLOYEE BENEFIT PLAN LIST"), which identifies each compensation, consulting, employment or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation (including any payment or benefit resulting from a change in control), vacation, disability, profit sharing, retirement, or other employment or employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering directors, officers, employees or former employees of Seller or any Seller Subsidiary or its respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Seller or any Seller Subsidiary maintains, to which Seller or any Seller Subsidiary contributes, or under which any present or former director, officer or employee of Seller or any Seller Subsidiary is covered or has benefit rights ("Benefit Plans"). THE EMPLOYEE BENEFIT PLAN List also sets forth a complete list which identifies any change in control provisions in the Benefit Plans which would cause an increase or acceleration of benefits or benefit entitlements ("Change in Control Benefit") to present or former directors, officers or employees of Seller or any Seller Subsidiary or its respective beneficiaries or other event which would cause an increase in liability with respect thereto as a result of the transactions contemplated by this Agreement and with respect to which Seller has liability. The term "Benefit Plans" does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Without limitation of the foregoing, except as separately set forth on the Employee Benefit Plan List, (i) no Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) no Benefit Plan is an employee pension benefit plan as defined in Section 3(2) of ERISA (regardless of the applicability of said Section to any such plan), and (iii) at no time has Seller or any Seller Subsidiary maintained, sponsored or had an obligation to contribute to any such multi-employer plan or employee pension benefit plan. For the purposes of subparagraph 8(u)(i), the terms "Seller" and "Seller Subsidiary" shall be deemed to include predecessors thereof.

               (ii) PAYMENT OF CONTRIBUTIONS. All accrued contributions and other payments to be made by Seller or any Seller Subsidiary to any Benefit Plan through December 31, 1995 have been made or reserves adequate for such purposes as of December 31,

1995 have been set aside therefor and reflected in the December 31, 1995 financial statements. The present value of all accrued benefits under each Benefit Plan do not exceed the present current value of the assets of such Plan allocable to such accrued benefits, based upon actual assumptions used for such Plan. Neither Seller nor any Seller Subsidiary is in default in performing any of its respective contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, excepting such defaults as would not have a material adverse effect on the business, operations, assets or financial condition of Seller and Seller Subsidiaries taken as a whole, and there are no material outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such plan.

               (iii) PENDING LITIGATION. There is no pending litigation or, to the best of Seller's knowledge or any Seller Subsidiary, threatened litigation or pending claim by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by Seller or any Seller Subsidiary which allege violations of applicable state or federal law which would have a material adverse effect on Seller, nor to the knowledge of Seller, is there any basis for such a claim.

               (iv) FIDUCIARY COMPLIANCE. Seller and each Seller Subsidiary and, to the best of Seller's knowledge and each Seller Subsidiary's, all other persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan are and have since the inception of each such Plan been in compliance in all material respects with, and each such Plan is and has been oper-ated in all material respects in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Internal Revenue Code of 1986, as amended (the "Code") or any other applicable law. No Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of the ERISA or 4975(c) of the Code). All Benefit Plans which are group health plans have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
Section 601 of ERISA.

               (v) ERISA COMPLIANCE. No Benefit Plan is subject to the provisions of Part 3 of Title I of ERISA, Section 412 of the Code or the provisions of Title IV of ERISA. Neither Seller nor any Seller Subsidiary has incurred, nor to the best of Seller's knowledge or any Seller Subsidiary is there a basis for believing that either Seller or any Seller Subsidiary may incur, any material liability under Title IV of ERISA in connection with any plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by any ERISA Affiliate (as that term is defined in the next sentence) of Seller or any Seller Subsidiary. The term "ERISA Affiliate" shall mean any person which is or was a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Seller or is or was under common control (within the meaning of
Section 414(c) of the Code) with Seller.

               (vi) CHANGE IN CONTROL BENEFITS. SCHEDULE 8(u)(vi) of the EMPLOYEE BENEFIT PLAN LIST lists: (A) each officer and director of Seller or any Seller Subsidiary who is eligible to receive a Change in Control Benefit,
(B) the amount of each such Change in Control Benefit and the calculation thereof, estimated compensation for 1996 based on compensation received to the date of this Agreement, (C) each such individual's rate of compensation in effect as of the date of this Agreement, and (D) such individual's compensation from Seller and any Seller Subsidiary for each of the calendar years 1991 through 1995, as reported by Seller and any Seller Subsidiary on Form W-2 or Form 1099. Neither Seller nor any Seller Subsidiary has made any payments or provided any compensation or benefits nor is a party to any agreement or any Benefit Plan that could obligate it or any successor thereto to make any payments or provide any compensation or benefits, the deductibility of which is limited by Section 280G of the Code.

               (vii) CONSULTING AGREEMENT. Concurrently with the execution of this Agreement, Seller has obtained and delivered to Purchaser from Thomas
R. Beverlin, a Letter of Understanding in the form attached hereto as EXHIBIT A.

          (v) LABOR CONTRACTS. Except as set forth on a list furnished to Purchaser (the "LABOR CONTRACT LIST"), neither Seller nor any of Seller Subsidiaries is a party to or has in effect any organized labor contract or collective bargaining agreement.

          (w) REAL ESTATE OWNED. "Properties" as used in this subparagraph 8(w)(i)-(iii) inclusive, shall include all of the following: (x) all real property owned and/or operated by Seller and each Seller Subsidiary, (y) all Real Estate Owned ("REO") by Seller and each Seller Subsidiary and (z) all real property which serves as collateral ("Collateral Property") for any loan or other indebtedness held by Seller or any Seller Subsidiary, provided however, that the representations and warranties of Seller with regard to any Collateral Property shall be to Seller's actual knowledge.

               (i) ENVIRONMENTAL PERMITS. Seller and each Seller Subsidiary has obtained all material permits, licenses and other authorizations which are required with respect to the operation of their respective businesses and all Properties under any Environmental Laws (as hereinafter defined) (such material permits, licenses and authorizations being hereinafter referred to as "Environmental Permits"), including all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of hazardous, toxic or other pollutants, contaminants, chemicals or industrial but not limited to ambient air, surface water, ground water, land survey or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or hazardous, toxic or other pollutants, contaminants, chemicals or industrial materials, substances or wastes (which laws, together with all regulations, rules, codes, plans, decrees, judgments, injunctions, notices and demand letters issued, entered, promulgated or approved thereunder being herein referred to as "Environmental Laws"). The ENVIRONMENTAL LIST contains a list of all Environmental Permits which have been obtained by Seller and each Seller Subsidiary, if any. Except as identified on the ENVIRONMENTAL

LIST, Seller and each Seller Subsidiary is in material compliance with all terms and conditions of all Environmental Permits required under the Environmental Laws, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws. The ENVIRONMENTAL LIST contains a complete list of any notices actually known to Seller of whatever form received by any previous owner or operator of any Properties or any business currently owned or operated by Seller or a Seller Subsidiary within the five years preceding the date of this Agreement or alleging noncompliance with any Environmental Law, and Seller has provided Purchaser with complete copies of all such notices actually known to it.

               (ii) ENVIRONMENTAL CLAIMS. There is no civil, criminal or administrative action, demand, claim, investigation or proceeding pending or, to Seller's actual knowledge, threatened against Seller or any Seller Subsidiary with regard to any Properties, under or relating in any way to the Environmental Laws, except as identified on the ENVIRONMENTAL LIST.

               (iii) ENVIRONMENTAL COMPLIANCE. To Seller's actual knowledge, except as set forth on the ENVIRONMENTAL LIST, no release, emission or discharge into the environment of any hazardous substance (as that term is currently defined in the Environmental Laws) or petroleum or petroleum-based substances (as those terms are defined in the Federal Storage Tank Regulations, 40 C.F.R. Part 280) which would give rise to liability under any Environmental Laws has occurred, is currently occurring or, to the extent known or reasonably anticipated, is probable of occurring in the future in connection with the ownership or operation of any Properties by Seller or any Seller Subsidiary and there is no spill, deposit, or discharge of any such hazardous substance or petroleum or petroleum-based substance, at, on, into, under or having originated from any of the Properties. To Seller's actual knowledge, except as set forth on the ENVIRONMENTAL LIST, none of the Properties or any other assets of Seller and each Seller Subsidiary, include any equipment, machinery, device, or other apparatus that contains polychlorinated biphenyls (the "PCB Equipment") that is now or ever has been leaking; any asbestos that is or reasonably may be anticipated to become in friable condition within the next five years; or any underground storage tank. To Seller's actual knowledge, the ENVIRONMENTAL LIST contains a list of all (i) PCB Equipment, whether leaking or not, and indicating which, if any, is now or ever has been leaking, and (ii) asbestos, whether in friable condition or not, that are included within the assets of Seller and each Seller Subsidiary.

          (x) SELLER FACILITIES. To the best knowledge of Seller, all "alterations" (as such term is defined in the Americans with Disabilities Act and the regulations issued thereunder (collectively, "ADA")) to the respective business of Seller and each Seller Subsidiary including, without limitation, automatic teller machines (collectively, the Seller Facilities") undertaken after January 26, 1992 comply with ADA and the ATBCB Accessibility Guidelines for Buildings and Facilities ("ADAAG"). Seller warrants that there are no material investigations, proceedings, or complaints, formal or informal, pending or overtly threatened against Seller or any Seller Subsidiary in connection with Seller Facilities under ADA, ADAAG, or any other local, state or federal law concerning accessibility for individuals with disabilities.

          (y) LOANS. Except as specifically set forth on the LOAN LIST, as of the date of this Agreement (i) Seller is not a party to any written or oral loan agreement, note or borrowing arrangement under the terms of which the obligor is more than 30 days delinquent in payment of principal or interest or, to the best of Seller's knowledge, in default of any other provision as of the dates shown thereon other than loans the unpaid balance of which do not exceed $10,000 per obligor; (ii) Seller is not a party to any written or oral loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by Seller, one of Seller Subsidiaries or any Applicable Governmental Authority; (iii) Seller is not a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of Seller, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) to the best of Seller's knowledge, neither Seller nor any Seller Subsidiary is a party to any written or oral loan agreement, note or borrowing arrangement in violation of any law, regulation or rule of any Applicable Governmental Authority and which violation could have a material adverse effect on Seller.
 To the best of Seller's knowledge, all loans of the Seller and Seller Subsidiaries are legal and enforceable in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors rights generally or by the exercise of judicial discretion.

          (z)  INVESTMENT SECURITIES.

               (i) THE LIST OF INVESTMENT SECURITIES (THE "INVESTMENT SECURITIES LIST") supplied by Seller to Purchaser contains a complete and accurate list of (i) the book and estimated market values as of March 31, 1996 of the investment securities, mortgage-backed securities and securities held for sale of Seller and Seller Subsidiaries and (ii) an investment securities report as of such date which includes security descriptions, pool face values, book values and coupon rates.

               (ii) Except as set forth in the INVESTMENT SECURITIES LIST and except for pledges to secure public and trust deposits, none of the investments reflected in the consolidated financial statements of Seller and Seller Subsidiaries as of December 31, 1995 under the heading "Investment Securities," and none of the investments made by Seller since December 31, 1995, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Seller freely to dispose of any of such investments at any time. With respect to all repurchase agreements to which Seller is a party, Seller has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth in the INVESTMENT SECURITIES LIST and except for transactions aggregating less than $25,000, Seller has neither sold nor otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require Seller to repurchase or otherwise reacquire any such assets.

               (iii) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of states of the United States and their political subdivisions, and other investment securities classified as "held to maturity" and "available for sale" held by Seller, as reflected in the Financial Statements, were classified and accounted for in accordance with F.A.S.B. 115 and the intentions of management.

               (iv) To the best of Seller's knowledge, all investment securities owned and so categorized by the Seller or any Seller Subsidiary constitute lawful and permissible investments and are enforceable in accordance with the terms thereof except as may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally or by the exercise of judicial discretion.

          (aa) INTELLECTUAL PROPERTY. Except as set forth in the list prepared by Seller (the "INTELLECTUAL PROPERTY RIGHTS LIST"), Seller and Seller Subsidiaries have the appropriate right to use all material intellectual property currently being used in their operations and business.

          (ab) GOVERNMENTAL REPORTS. Since January 1, 1993 Seller and all of Seller Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Federal Reserve, (ii) the Securities and Exchange Commission (the "SEC") and (iii) the FDIC. All such reports, registrations and statements are collectively referred to as the "Seller Reports." As of their respective dates, such Seller Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Applicable Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to have superseded information as of an earlier date.

          (ac) RESERVE FOR POSSIBLE LOAN AND LEASE LOSSES. The reserve for possible loan and lease losses shown on Seller's consolidated balance sheet as of December 31, 1995 and as of the date hereof is adequate in all respects based on past loan loss experience and potential loss experiences to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the date of such statement, and, to the best of Seller's knowledge, the loan portfolios of Seller Subsidiaries at such dates in excess of such reserves are all fully collectible in accordance with their terms.

          (ad) DERIVATIVES. Seller and Seller Subsidiaries do not own any securities commonly known as derivatives except as set forth on the list of derivative securities ("DERIVATIVES LIST"). Seller and Seller Subsidiaries do not maintain for their own account or for the account of any of their customers any account where derivative securities are held or where margin is maintained, except as set forth on the DERIVATIVES LIST.

          (ae) TRUST AND FIDUCIARY ACCOUNTS. Seller and Seller Subsidiaries do not act in a trust capacity, do not accept or maintain any trust or fiduciary accounts, nor, to the best of Seller's knowledge, have Seller or any Seller Subsidiary been appointed as trustee or other fiduciary with respect to any person or other beneficiary, except as set forth on a list (the "FIDUCIARY LIST") which has been supplied to Purchaser and except for normal escrow accounts established in connection with loans (including with respect to real estate taxes, insurance premiums and like matters).

          (af) AFFILIATE TRANSACTIONS. Except as set forth on a list supplied by Seller (the "AFFILIATE TRANSACTION LIST"), there are no material contracts or other transactions between Seller or any of the Seller Subsidiaries, on the one hand, and any (i) officer or director of Seller or any Seller Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Seller or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Securities Exchange Act) of any such officer, director or beneficial owner, on the other hand.

          (ag) SECTION 203 OF DELAWARE LAW. Seller represents that Section 203 of the Delaware Law is inapplicable to Seller based upon Section 203(b)(4) thereof.

          (ah) GOVERNMENT APPROVALS. To the best of Seller's knowledge, no fact or condition exists with respect to Seller or any of the Seller Subsidiaries which Seller has reason to believe will prevent Purchaser from obtaining approval of the Merger and other transactions contemplated by this Agreement by the Federal Reserve or the Commissioner.

          (ai) LEGAL FEES. Seller has retained Schwartz, Cooper, Greenberger & Krauss, Chartered ("Schwartz Cooper") to provide legal advice in connection with this Agreement. Seller represents that in all cases such fees shall be reasonable in amount.

          (aj) ACCURACY OF ALL REPRESENTATIONS. No representation or warranty made by Seller or any Seller Subsidiary contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, whether heretofore furnished to Purchaser or hereinafter required to be furnished to Purchaser, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

          (ak) REASONABLE BEST EFFORTS. Seller will undertake or, to the extent such action is not within the sole power of Seller, use its best efforts to cause to be undertaken, each such action as may be necessary to effectuate the Merger and to carry out the provisions of this Agreement.

     9. AGREEMENTS WITH RESPECT TO CONDUCT OF SELLER AND SELLER SUBSIDIARIES AFTER THE DATE HEREOF. Seller covenants and agrees with Purchaser and Subsidiary that Seller and each of Seller Subsidiaries will, from and after the date of this Agreement and until the Effective Date, act as follows:

          (a) MAINTENANCE OF BUSINESS. Seller and each of Seller Subsidiaries, together with the officers and directors thereof, will do the following, except as otherwise agreed to in writing by Purchaser:

               (i) carry on its business only in the ordinary course and consistent with the respective policies, procedures and practices of Seller and each Seller Subsidiary in substantially the same manner as heretofore conducted; and

               (ii) except as they may terminate in accordance with their terms, keep in full force and effect, and not default in any material respect any of its obligations under, any Material Contracts; and

               (iii) keep in full force and effect the insurance coverage in effect on the date hereof to the extent that such insurance continues to be reasonably available; and

               (iv) use its reasonable best efforts to maintain, renew, keep in full force and effect and preserve its business organization and material rights and franchises, permits and licenses and to retain its present employee force so that it will be available to Purchaser on and after the Effective Date, and to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to use its best efforts to maintain the continuance of its general customer relationships; and

               (v) take such action as may be necessary to maintain, preserve, renew and keep in full force and effect its corporate existence and material rights and franchises; and duly comply in all material respects with all laws applicable to it and to the conduct of its business.

          (b) PROMPT NOTIFICATION. Seller will promptly notify Purchaser of any event of which Seller obtains knowledge which has, or is reasonably probable to have, a material adverse effect on the financial condition, operations, business or assets of Seller and Seller Subsidiaries or in the event that Seller determines that it is unable to fulfill the conditions to the performance of Purchaser and Subsidiary set forth in Paragraph 14 hereof.

          (c) RESTRICTIONS; REQUIRED CONSENT. From and after the date of execution hereof, neither Seller nor any of Seller Subsidiaries will do any of the following, except upon prior written notice to and consent of Purchaser (the failure on the part of Purchaser to respond to Seller within three business days of written notice will be deemed a denial of Purchaser's consent), or as otherwise required or permitted by this Agreement:

               (i) make or permit any amendment or termination of any Material Contract which would materially adversely affect its rights thereunder; acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division or substantial part thereof (provided, however, that such acquisition pursuant to foreclosure or loan collection proceedings shall be permitted); sell or otherwise dispose of any substantial part of its assets; enter into, dispose or divest itself of any joint venture or partnership or cause any business entity to become a subsidiary or affiliate; sell or otherwise dispose of any real property owned or operated by Seller or any Seller Subsidiary (provided, however, that the disposition or sale of property pursuant to foreclosure or loan collection proceedings shall be permitted); make or originate any loans to any affiliate, executive officer, director, principal shareholder of Seller or a Seller Subsidiary, or a "related interest" of any such persons (as defined in regulations issued by the Federal Reserve) (provided, however, that the renewal of existing loans to such persons on substantially the same terms as in effect at the date hereof shall be permitted); or enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing actions described in this subparagraph; or

               (ii) grant any general or uniform increase in the rate of pay of employees or employee benefits, or grant any material increase in salary or employee benefits of any officer, employee or agent whose salary exceeds forty thousand dollars ($40,000), except for general salary increases given to all employees or class of employees as part of any traditional annual salary adjustment and only in amounts consistent with past pay practices of the Seller; or

               (iii) issue, sell, redeem or acquire for value, or agree to do so, any debt securities or any shares of the capital stock or other equity securities or other ownership interests of Seller or of any of Seller Subsidiaries, or declare, issue or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other things of value, to its stockholders other than (A) cash dividends payable by any Seller Subsidiary which is wholly owned by Seller to Seller or another Seller Subsidiary which is wholly owned by Seller; (B) a single $0.40 per share of Seller Common cash dividend, payable prior to December 31, 1996;
(C) the payment of any debt security upon the maturity thereof; and (D) obligations or liabilities permitted to be incurred pursuant to Paragraph 9(c)(i) hereof; provided further, however, that if the Closing does not occur by December 31, 1996, Seller shall be entitled to declare and pay a single additional $.40 per share of Seller Common cash dividend prior to the Closing and after December 31, 1996; or

               (iv) (A) sell or pledge or otherwise encumber any stock owned by it in any Seller Subsidiary; (B) except as set forth on a list (the "Amendment List") which has been supplied to Purchaser, amend its, or permit the amendment of any Seller Subsidiary's, certificate of incorporation, charter or by-laws or any other constitutive, organic or governing document of any Seller Subsidiary; (C) split, combine or reclassify any shares of its capital stock; or (D) enter into any agreement, commitment or arrangement with respect to any of the foregoing; or

               (v) enter into any transactions other than in the ordinary course of business; or

               (vi) open any new office or close any current office of Seller or any of Seller Subsidiaries at which business is conducted, except as permitted under Paragraph 10(i).

          (d) RESTRICTIONS; CONSULTATION REQUIRED. From and after the date of execution hereof, Seller and Purchaser shall consult when Seller, or any Seller Subsidiary, does any of the following:

               (i) incurs or agrees to incur any material obligation or liability (absolute or contingent) other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement; purchases any investment security or sells or otherwise disposes of any of its investment securities except in the ordinary course of business and consistent with past practices; enters into any amendment, renewal or modification of any lease agreement with respect to any facility or premise used in its business; enhances, expands, modifies, replaces or alters any computer or data processing system owned, leased or licensed by Seller or any Seller Subsidiary (including any software associated with any such computer or system); make, originate or otherwise acquire one or more loans, or one or more loan commitments for one or more loans, or one or more lines of credit, in an aggregate amount in excess of $250,000 to any person; or

               (ii) compromises or otherwise settles or adjusts any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency.

          (e) NO SOLICITATION. Neither the Seller nor any Seller Subsidiary nor any officer, director or any representative thereof shall, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person relating to any acquisition proposal (hereinafter an "Acquisition Proposal"), or participate in any negotiations in connection with or in furtherance of any Acquisition Proposal or permit any person other than Purchaser and its representatives to have any access to the facilities of, or furnish to any person other than Purchaser and its representatives any non-public information with respect to Seller or any Seller Subsidiary in connection with or in furtherance of any of the foregoing; PROVIDED, HOWEVER, that nothing in the immediately preceding sentence shall obligate Seller to take any action or refrain from taking any action if Seller's Board of Directors is advised in a written opinion of Schwartz Cooper that the fiduciary duties of Seller's Board of Directors to the Stockholders imposed by law requires such action or inaction. Seller shall immediately provide to Purchaser telephone notice of any such proposal or offer and shall promptly provide Purchaser with the name of the party seeking to engage in such discussions or negotiations, or requesting such information, and, after receipt of a written offer or proposal from such party, a copy of any written offers, proposals, agreements or other documents with respect to such offer or proposal.

          (f) NO INTERFERENCE. Seller will take no action, and will use its reasonable best efforts to prevent any action from being taken, which would result in the imposition of special (i.e., non-statutory) stockholder, Board of Directors or other approval requirements with respect to the Merger or other transaction contemplated hereby or which would frustrate or interfere with the Merger or any such transaction.

          (g) PAYMENT OF LIABILITIES. Seller and Seller Subsidiaries shall pay or discharge their current liabilities when the same become due and payable, except for such liabilities as may be subject to a good faith dispute or counterclaim.

          (h) PROHIBITION AGAINST CREATION OF GOODWILL. Neither Seller nor any Seller Subsidiary shall enter into any transaction which will create goodwill on its books and records under generally accepted accounting principles.

          (i) COMPLIANCE WITH LAW. Neither Seller nor any Seller Subsidiary will take any action which in any material respect violates any statute, code, ordinance, rule, regulation or judgment, order, writ, arbitral award, injunction or decree of any court, governmental agency or body or arbitrator, domestic or foreign, having jurisdiction over its properties.

          (j) MAINTENANCE OF OPERATING EXPENSE LEVELS. Except for fees and expenses incurred in connection with the transactions contemplated hereby, neither Seller nor any Seller Subsidiary shall increase the level of its operating expenses in any material respect.

          (k) MAINTENANCE OF BOOKS AND RECORDS. Seller and each Seller Subsidiary will maintain its books, accounts and records in accordance with generally accepted accounting principles. Neither Seller nor any Seller Subsidiary shall make any change in any method of accounting or accounting practice, or any change in the method used in allocating income, charging costs or accounting for income, except as may be required by law, regulation or generally accepted accounting principles. Neither Seller nor any Seller Subsidiary shall change any practice or policy with respect to the charging off of loans or the maintenance of its reserve for possible loan losses, except as required by law, regulation or generally accepted accounting principles.

          (l) INSIDER LOANS. Seller, and a representative of Purchaser shall, prior to the Effective Date, review each loan outstanding to any executive officer, director, principal shareholder or the related interests of such persons of Seller or any Seller Subsidiary and no later than the Effective Date take such steps to bring current and fully collateralize any such loan which is past due.

     10. ADDITIONAL AGREEMENTS. Seller hereby covenants and agrees, and agrees to cause each Seller Subsidiary to covenant and agree, with Purchaser and Subsidiary that Seller and each of Seller Subsidiaries will or, to the extent not within its sole control, will use its reasonable best efforts to, act as follows:

          (a) CONTINUING ACCESS TO INFORMATION. Seller will afford to Purchaser and to its accountants, counsel and other representatives reasonable access, in a manner not unduly disruptive to the business of Seller and Seller Subsidiaries, during normal business hours throughout the period prior to the Effective Date and will make such documentation related to Seller and the Seller Subsidiaries available as provided in a separate agreement between Purchaser and Seller of even date herewith on the terms and conditions described therein.

          (b) SHARING OF FILINGS. Seller promptly shall furnish Purchaser with any information relating to Seller or Seller Subsidiaries which is required under any applicable law or regulation for inclusion in any filing that Purchaser is required to make with any regulatory or supervisory authority in order to consummate the transactions contemplated by this Agreement. Seller represents, warrants and covenants to Purchaser that all information so furnished shall be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading.

          (c) NOTIFICATION. Prchaser will promptly notify Seller in the event that Purchaser determines that it is unable to fulfill the conditions to the performance of Seller and Seller Subsidiaries set forth in Paragraph 17 hereof.

          (d) EVIDENCE OF TITLE. Immediately prior to Closing, and if requested by Purchaser, Seller shall procure and deliver to Purchaser, at Seller's expense and in a form satisfactory to Purchaser, (i) evidence of marketable title for any real estate owned by Seller or Seller Subsidiaries ("Real Estate") and (ii) a survey of any parcel of Real Estate identified by Purchaser. On or prior to the Effective Date, Seller shall provide Purchaser with an owner's title insurance policy in a form acceptable to Purchaser for any parcel of Real Estate identified by Purchaser.

          (e) SELLER ACCRUALS AND RESERVES. Upon closing of the Merger and contingent upon such closing, Seller shall, consistent with generally accepted accounting principles and the accounting rules, regulations and interpretations of the SEC and its staff, as well as any applicable federal taxation rules, modify and change its loan, accrual and reserve policies and practices (including loan classifications, levels of reserves and accruals and assets disposition strategies to (i) reflect Purchaser's plans with respect to the conduct of Seller's business following the Merger and (ii) make adequate provisions for the cost and expenses relating thereto) so as to be applied consistently on a mutually satisfactory basis with those of Purchaser; PROVIDED, HOWEVER, that Seller shall not be obligated to take in any respect any such action pursuant to this subparagraph unless and until Purchaser acknowledges that all conditions to its obligation to consummate the Merger have been satisfied or waived and Seller acknowledges that all conditions to its obligations to consummate the Merger have been satisfied or waived.

          (f) RESALE OF SELLER. If, within 90 days after consummation of the Merger on the Effective Date, Purchaser shall enter into an agreement for the sale of Seller to a third party, by merger, tender offer, sale of substantially all of the assets, or otherwise, and such sale transaction eventually is consummated, Purchaser shall owe the Stockholders of the Seller an additional amount equal to 50% of the positive difference, if any, between price received by the Purchaser and the Merger Consideration. Such amount shall be paid as promptly as practicable to the Stockholders of Seller following the closing of any such sale, without interest. If any sale proceeds are received in a form other than cash, the consideration shall be distributed in kind. Payments received over time shall be distributed, to the extent feasible, at the same time as received by Purchaser. For purposes hereof, no Stockholder of Seller who exercises dissenter's rights under Delaware law shall have any right to such additional amounts, if any.

          (g) TREATMENT OF SELLER EMPLOYEE BENEFIT PLANS. Seller, each Seller Subsidiary and Purchaser shall cooperate in effecting the following treatment of the Seller Employee Benefit Plans, except as mutually agreed upon by Purchaser and Seller prior to the Effective Date:

               (i) Except as otherwise provided herein, Purchaser shall cause each Seller Benefit Plan sponsored by Seller or any Seller Subsidiary to be continued in effect after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. Seller, each Seller Subsidiary, and Purchaser will use all reasonable efforts to amend such plans to the extent necessary to provide for substitutions and assumptions and such other actions contemplated under this Agreement.

               (ii) Immediately prior to the Effective Date, Seller and Seller Subsidiary shall terminate and cause to be of no further force and effect the provisions of any Benefit Plan which provide severance or separation pay to officers or employees, other than the employment or other agreements amended in connection with the execution of this Agreement as described in Paragraph 8(u)(vii) hereof.

               (iii) Immediately prior to the Effective Date, Seller and Seller Subsidiary shall terminate and cause to be of no further force and effect the provisions of any Directors' Deferred Compensation Agreement then in effect and pay or cause to be paid the benefits required under such agreement to each participant as determined on the basis that the service of the eligible director as director of Seller is deemed to be terminated on the Effective Date.

               (iv) Seller may continue to accrue during 1996 at the present annual rate (not to exceed $40,000) for its year-end holiday cash bonus program which is subject to distribution within the sole discretion of Seller's Board of Directors. If the Effective Date occurs during 1996 prior to the normal distribution from said bonus program, Seller may declare and pay a pro-rata portion of such bonus accrual as Seller may determine, based on the number of calendar months that have expired during 1996 and before the Effective Date.

               (v) Nothing in this Agreement shall confer upon any employee of Seller or any Seller Subsidiary any rights or remedies hereunder and this Agreement shall not constitute a contract of employment or create any right to be retained in the employment of Purchaser, Seller or any Seller Subsidiary.

          (h)  ESCROW AGREEMENT.  Purchaser and Subsidiary shall, within five
(5) business days of the execution hereof, place $200,000 in escrow pursuant to the terms of the escrow agreement ("Escrow Agreement") in the form of EXHIBIT B hereto, securing the good faith performance of Purchaser and Subsidiary hereof.

          (i) SELLER'S NEW MAIN BANKING FACILITY. Notwithstanding any representation, warranty or covenant of Seller or any Seller Subsidiary to the contrary herein, it is understood that Seller has recently purchased and is in the process of refurbishing its proposed new main banking facility at 190 East Delaware Street, Chicago, Illinois (the "New Main Office"), and the closing of the existing office at 196 East Pearson, Chicago, Illinois. Seller agrees to fully inform Purchaser concerning and to cooperate, to the extent reasonably feasible, with Purchaser in the refurbishing of the New Main Office, subject always to Seller's ultimate control. Seller and Purchaser agree that joint approval should be obtained with respect to the purchase of all FF and E (single items where the cost exceeds $100,000). Seller and Purchaser further agree that joint approval will be obtained for all hard costs (excluding the costs for FF and E, the security system, the telephone system, the vault and the vault doors) related to the refurbishing of the New Main Office to the extent such costs exceed $2.2 million. All representations, warranties, and covenants of Seller herein as they relate to the New Main Office are conditional upon contracts, agreements and work plans being subject to Seller reserving the right to make future alterations and modifications as Seller deems necessary and advisable; PROVIDED, HOWEVER, that Seller has complied with the obligations under this subparagraph in informing and consulting with Purchaser.

     11. ENVIRONMENTAL MATTERS. During the period prior to the Effective Time, should Seller or any Seller Subsidiary propose to acquire ownership or possession of any real property other than residential real properties, through foreclosure or repossession or otherwise, then Seller shall cause to be conducted a Phase I environmental assessment of such real property and any further environmental investigation, sampling or analysis reasonably required to ensure that either Seller or any Seller Subsidiary shall not acquire ownership or possession of real property that is likely to cause Seller or Seller Subsidiary to be subject to or incur any liabilities, damages, penalties or removal, remediation or other costs as a result of its ownership or control of the property that will exceed the value of such property.

     12. CONFIDENTIALITY. In the event that the transactions contemplated by this Agreement are not consummated, Purchaser will return to Seller all information and data relating to Seller and Seller Subsidiaries delivered to Purchaser by any such entity and any and all copies thereof, and in such event, Purchaser agrees to take normal and reasonable precautions so that none of its agents, employees, accountants, attorneys or other representatives shall divulge any confidential information relating to the business of Seller and Seller Subsidiaries to a third party or use the same in any manner for the profit or to the benefit of Purchaser or any such employee, agent or a third party. The obligation of Purchaser to keep information confidential shall not apply to (i) any information which (w) was already in its possession prior to the disclosure thereof by Seller; (x) was then generally known to the public; (y) became known to the public through no fault of Purchaser or any of its agents or representatives; or (z) was disclosed to Purchaser by a third party who was not bound by an obligation of confidentiality to Seller or any Seller Subsidiary or (ii) disclosures required to be made in accordance with any law, regulation or order of a court or regulatory agency of competent jurisdiction or authority or information included in filings pursuant to Paragraph 14.

     13. STOCKHOLDERS' APPROVAL. Seller will take all steps necessary to submit this Agreement to its Stockholders at a special meeting thereof for the purpose of acting on this

Agreement (the "Meeting"), which Seller shall hold as soon as practicable but in any event by August 12, 1996 unless such submittal to the Stockholders is delayed due to the review and clearance of the Proxy Materials (as defined below) by the SEC. In such instance, Seller will hold the meeting within thirty (30) days after clearance of the Proxy Materials by the SEC; PROVIDED, HOWEVER, that Seller need not mail the Proxy Materials to the Stockholders for the Meeting prior to the date on which the Federal Reserve Bank of Chicago accepts Purchaser's application in connection with the Merger as informationally sufficient for processing (the "FRB Date"), unless Purchaser complies with Paragraph 19(e) below. Seller and Purchaser will cooperate and consult with each other generally with respect to the foregoing matters. Subject to the fiduciary obligations of the Board of Directors of Seller, Seller will use its reasonable best efforts to obtain the necessary approvals of this Agreement and the transactions contemplated hereby by the Stockholders of Seller.

     14. REGULATORY APPROVALS. As promptly as practicable, Purchaser and Seller will submit any necessary applications to the Applicable Governmental Authorities for approval of the transactions contemplated hereby, including but not limited to, the Federal Reserve and the Commissioner. Seller and Purchaser shall cooperate with each other and shall assist the other in the preparation and filing of all such applications.

     15.  SELLER PROXY MATERIALS.

          (a) PREPARATION OF PROXY MATERIAL. Subject to Paragraphs 13 and 19(e), as soon as practicable following the execution and delivery of this Agreement by each of the parties hereto, Seller will prepare and, subject to the conditions described in subparagraph (b) below, will mail to the holders of Seller Common appropriate proxy materials (the "Proxy Materials"), including a notice of the Meeting, proxy statement and form of proxy that comply with the applicable laws. Each of Purchaser and Subsidiary will furnish to Seller all information concerning Purchaser or Subsidiary, as the case may be, required for inclusion in the Proxy Materials and all such information will be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading. In the Proxy Materials, Seller shall present this Agreement and the transactions contemplated hereby for approval by the holders of Seller Common at the Meeting. Subject to the fiduciary obligations of the Board of Directors of Seller, Seller shall include in the Proxy Materials a recommendation of its Board of Directors to the holders of Seller Common that they unanimously approve this Agreement. Prior to submitting the Proxy Materials and any amendment, supplement or revision thereof to the stockholders of Seller, Seller shall submit such materials to Purchaser and its counsel and provide Purchaser and its counsel with a reasonable opportunity to review and comment upon such materials. Prior to responding to any comments of any regulatory or supervisory authority relating to the Proxy Materials, Seller shall review any proposed responses with Purchaser and its counsel. Seller covenants to Purchaser and Subsidiary that the Proxy Materials (i) will comply in all material respects with applicable law, and (ii) will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; in no event, however, shall Seller be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Materials made in reliance upon, and in conformity with, written information concerning Purchaser or Subsidiary furnished by it specifically for use in the Proxy Materials.

          (b) CONDITIONS TO MAILING OF PROXY MATERIALS. The Proxy Materials shall not be mailed to the holders of Seller Common until all of the following additional conditions have been satisfied, except as both Seller and Purchaser may waive such conditions in writing:

               (i) FAIRNESS OPINION. Alex Sheschunoff & Co. or another investment banking firm of national reputation shall have delivered to the Board of Directors of Seller for inclusion in the Proxy Materials a letter, dated the Mailing Date, substantially in the format customarily followed in the industry confirming the fairness of the Merger from a financial point of view to the Stockholders of Seller as of the Mailing Date.

               (ii) OFFICER'S CERTIFICATE. Purchaser shall have delivered to Seller, and Seller shall have delivered to Purchaser, five days prior to the Mailing Date a certificate dated the date of its delivery, each certificate with respect to the party delivering the certificate, signed by an executive officer, to the effect that, to the best knowledge of the person signing the certificate, all representations and warranties contained in this Agreement of the party delivering the certificate to the party to whom the certificate is delivered are true in all material respects at and as of the date of such certificate and will be true and correct in all material respects at and as of the Mailing Date as if such representations and warranties were made at and as of the Mailing Date, except as specified in such certificate.

               (iii) MAILING DATE. Seller shall have given not less than five days' notice to Purchaser of the Mailing Date.

     16. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND SUBSIDIARY. The obligations of Purchaser and Subsidiary to effect the Merger shall be subject to the fulfillment at the Effective Date of each of the following conditions (any one or more of which may be waived by Purchaser and Subsidiary, but only in writing):

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in this Agreement shall have been true in all material respects on the date of this Agreement and shall continue to be true in all material respects as though made at and as of the Effective Date (after giving effect to action taken or omitted in accordance with Paragraph 9 hereof) or, if a representation and warranty is limited to a state of facts existing as of any time prior to the Effective Date, then at and as of such time.

          (b) PERFORMANCE BY SELLER. Seller shall have performed and satisfied in all material respects or otherwise complied in all material respects with, or caused such performance and satisfaction of and compliance with, all covenants, terms and conditions required by this Agreement to be performed and satisfied or otherwise complied with by Seller or any Seller Subsidiary on or prior to the Effective Date.

          (c) NO ADVERSE MATERIAL CHANGE; ADVERSE TRENDS IN PROBLEM LOANS. During the period from December 31, 1995 to the Effective Date, there shall not have occurred any material adverse change with respect to Seller as provided in Paragraph 8(j) hereof and nothing shall come to Purchaser's attention to lead it to reasonably believe that there is, or could be a material increase, in the loans set forth in LOAN LIST.

          (d) SELLER'S OPERATING BUDGET. As of the most recent month end preceding the Effective Date, the cumulative reported earnings by Seller shall be greater than or equal to:

               (i) the amount calculated by taking the Seller's subsidiary bank's 1996 annual budgeted after-tax net earnings of $423,000 divided by 12 months or $35,250, times the number of months in 1996 which would represent the month end preceding the Effective Date, further multiplied by 80 percent; plus

               (ii) 80 percent of the after-tax net earnings of Seller attributable to the stock dividend income received from AMCORE Financial, Inc., a multi-bank holding company.

As used in this subparagraph "reported" means reported, on Seller's financial statements as reported to the SEC on Form 10-Q or based on Seller's 1996 unaudited monthly financial statements prepared in accordance with generally accepted accounting principles applied on a basis consistent with Seller's financial statements for the years ended December 31, 1994 and 1995, as included in Seller's reports to the SEC on Form 10-K subject to any subsequent adjustments required to be reported to the SEC whether or not such adjustments have, as yet, been reported with the following adjustments, if any, net of related tax savings and costs which were reflected in net income for the relevant period(s) added back into or deducted from net income for the applicable period: (A) investment banking expenses, outside legal and accounting fees, or other costs associated with the Merger, (B) gains or losses on sales of assets outside of the ordinary course of business, (C) the moving expenses related to the new main banking facility, the restoration expenses related to the existing main banking facility to the extent they exceed the 11 monthly accruals of $12,000 or $132,000 in aggregate as provided for in the 1996 budget, (D) the refurbishment expenses relating to the new main banking facility, (E) any other expenses upon which Seller and Purchaser shall mutually agree in writing and (F) the accrual of the amount of the increase or decrease between what the Seller or Seller Subsidiary is accruing for payment of real estate taxes on the New Main Banking Office and actual real estate taxes assessed.

          (e) CERTIFICATION BY SELLER. There shall be delivered to Purchaser a certificate (dated the Effective Date and signed by the President of Seller) stating that to the best of their knowledge the conditions set forth in clauses (a) through (d) above have been satisfied.

          (f) APPROVAL BY STOCKHOLDERS; DISSENTERS. The Merger shall have been approved by the holders of Seller Common according to the Delaware Law and any other applicable requirements. Not more than 10% of Seller Common shall have been designated as Dissenting Shares under Paragraph 5.

          (g) CERTIFICATION BY BOARD OF DIRECTORS. All action required to be taken by or on the part of Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of Seller, and Purchaser shall have received certified copies of the resolutions evidencing such authorizations.

          (h) RECEIPT OF REQUISITE APPROVALS. All consents, approvals, waivers, exemptions, amendments and authorizations required to be obtained by Seller prior to the Effective Date for the consummation of the Merger shall have been obtained at or prior to the Effective Date, and all filings, registrations, applications, designations and declarations required on the part of Seller prior to the Effective Date in connection with the consummation of the Merger and such transactions shall have been made or effected at or prior to the Effective Date.

          (i) LEGAL OPINION. Purchaser shall have received an opinion, dated the Effective Date, of Schwartz Cooper, counsel for Seller, substantially in the form of EXHIBIT C.

          (j) GOVERNMENTAL APPROVAL. The transactions contemplated by this Agreement and the Certificate of Merger shall have been approved by all Applicable Governmental Authorities and such approval shall not contain any material conditions which are not customarily imposed in transactions of the type contemplated hereby and which in the reasonable opinion of Purchaser would materially adversely affect the benefits to it of the Merger. Such approvals, and the trans-actions contemplated hereby, shall not have been contested by any federal or state governmental authority.

          (k) NO ADVERSE DECISION. No decision of any federal, state or foreign court awarding substantial damages or penalty against any of the parties or affiliates thereof in connection with the Merger shall have been rendered, and no action or proceeding before any such court seeking such damages or penalty or a preliminary or permanent injunction or other order to prevent the consummation of the Merger shall be pending.

          (l) PROCEEDINGS. All proceedings required to be taken by Seller in connection with the transactions contemplated in this Agreement shall have been taken, and all documents incidental thereto, shall be satisfactory in form and substance to Purchaser, and Purchaser shall have received copies of all documents which Purchaser may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance satisfactory to Purchaser.

          (m) ACCOUNTANT'S LETTER. Purchaser shall have received on or prior to the Effective Date a comfort letter from Crowe, Chizek & Company, LLP dated the date of delivery, in the form currently delivered by certified public accounting firms in similar transactions.

          (n) RECEIPT OF RESIGNATIONS. Seller shall have procured and delivered to Purchaser the resignations of all directors of Seller and Seller Subsidiaries, with a release of claim in form and substance acceptable to Purchaser and Seller.

          (o) NO LEGAL PROHIBITION. No statute, rule or regulation shall have been enacted in the United States by any governmental or regulatory agency of competent jurisdiction which prevents or restricts the Merger.

          (p) EMPLOYEE MATTERS. Purchaser shall have received on or prior to the Effective Date amendments or other evidence of action taken by Seller, the Seller Subsidiaries, directors and officers thereof described in Paragraphs 8(u) and 10(g) hereof, in each case in form and substance satisfactory to Purchaser.

          (q) NON-COMPETITION MATTERS; CONSULTING MATTERS. Each member of Seller's Board of Directors shall have executed the non-competition agreements restricting competitive activity with Seller in its "CRA Service Area" existing at the date hereof for a period of one year following the closing, the form of agreement to be acceptable to Purchaser and Seller, and the Consulting Agreement referred to in EXHIBIT A hereto shall be in full force and effect.

          (r) FUNDS AVAILABLE FOR CONSUMMATION. Purchaser and Subsidiary shall have secured the necessary funds and/or financial resources on such terms as they may reasonably established to permit them to consummate the Merger.

     17. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller to effect the Merger shall be subject to the fulfillment at the Effective Date of each of the following conditions (any one or more of which may be waived by Seller, but only in writing):

          (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Purchaser and Subsidiary contained in this Agreement shall be true in all material respects at and as of the Effective Date, as though such representations and warranties were made at and as of the Effective Date, and Purchaser and Subsidiary shall have performed and satisfied all covenants, conditions and agreements required by this Agreement to be performed and satisfied by either of them on or Prior to the Effective Date, and at the Effective Date there shall be delivered to Seller certificates (dated the Effective Date and signed by the Chairman of the Board and the Secre-tary of Purchaser and by the President and the Secretary of Subsidiary, and stated to be to the best knowledge of the signers thereof) to the foregoing effect.

          (b) STOCKHOLDER APPROVAL. The Merger shall have been approved by the holders of Seller Common according to the Delaware Law and any other applicable requirements.

          (c) LEGAL OPINION. Seller shall have received an opinion, dated the Effective Date, of Vedder, Price, Kaufman & Kammholz, in substantially the form of EXHIBIT D.

          (d) PERFORMANCE BY PURCHASER. All action required to be taken by or on the part of Purchaser and Subsidiary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholder of Purchaser and Subsidiary, and Seller shall have received certified copies of the resolutions evidencing such authorizations.

          (e) RECEIPT OF REQUISITE APPROVALS. All consents, approvals, waivers, exemptions, amendments and authorizations required to be obtained by Purchaser and Subsidiary prior to the Effective Date for the consummation of the Merger shall have been obtained at or prior to the Effective Date, and all filings, registrations, applications, designations and declarations required on the part of Purchaser and Subsidiary prior to the Effective Date in connection with the consummation of the Merger and such transactions shall have been made or effected at or prior to the Effective Date.

          (f) PROCEEDINGS. All proceedings required to be taken by Purchaser and Subsidiary in connection with the transactions contemplated in this Agreement shall have been taken, and all documents incidental thereto shall be satisfactory in form and substance to Seller, and Seller shall have received copies of all documents which Seller may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance satisfactory to Seller.

     18. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable on the part of such party, to consummate and make effective the transactions contemplated by this Agreement at the earliest practicable date, including the obtainment of all required consents, approvals, waivers, exemptions, amendments and authorizations, give all notices, and make or effect all filings, registrations, applications, designations and declarations, including, but not limited to, those described in the lists, and each party shall cooperate fully with the other (including by providing any necessary information) with respect to the foregoing. Each of the parties agrees not to enter into, or agree to enter into, any transaction or perform, or agree to perform, any act which would result in any of the representations or warranties on the part of such party not being true and correct in all material respects at and as of the time immediately after the occurrence of any such transaction or event or on the Effective Date or that would be likely to jeopardize the consummation of the transactions contemplated hereby. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Purchaser, Subsidiary or Seller will take all such necessary action.

     19. PAYMENT OF EXPENSES. Each party shall pay its own expenses incurred in connection with the transactions contemplated by this Agreement, and the parties agree that the proper allocation of the fees and out-of-pocket expenses listed below is as indicated:

          (a) all fees and disbursements of their counsel, investment bankers, consultants and accountants shall be paid by Purchaser and Subsidiary;

          (b) all fees and disbursements of its counsel, investment bankers, consultants and accountants shall be paid by Seller; and

          (c) subject to subparagraph (e) below, fees and out-of-pocket expenses in connection with obtaining approval of the transaction by stockholders of Seller, including any proxy solicitation costs, shall be paid by Seller;

          (d) filing fees and out-of-pocket expenses in connection with securing approval of the transactions contemplated in this Agreement by all the Applicable Governmental Authorities and any other banking or other regulatory authority shall be paid by Purchaser; and

          (e) printing and mailing costs with respect to the Meeting and the Proxy Materials (not to exceed $5,000) and the legal fees of Seller's counsel directly attributable to the preparation of the Proxy Materials (not to exceed $10,000) shall be paid by Purchaser if Purchaser directs Seller to mail the Proxy Materials prior to the FRB Date.

     20. PUBLICITY AND REPORTS. Purchaser (for itself and for Subsidiary) and Seller shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without prior consultation with the other. Seller shall consult with Purchaser as to the content of any communication to its stockholders and each party shall consult with the other party(ies) as to the form and content of any application or report made to any regulatory authority, taxing authority or similar agency in each case which relates to any of the transactions contemplated by this Agreement.

     21. BINDING EFFECT. Neither this Agreement nor any rights, duties or obligations hereunder shall be assignable by Seller, in whole or in part, and any attempted assignment in violation of this prohibition shall be null and void. This Agreement shall, however, be assignable by Purchaser to an affiliate of Purchaser without the consent of Seller; provided, however, that Purchaser shall remain liable hereunder. Subject to the foregoing, all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

     22. LAW GOVERNING. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the application of that state's conflict of laws provisions.

     23. COUNTERPARTS. This Agreement may be executed in several counterparts and one or more separate documents, all of which together shall constitute one and the same instrument with the same force and effect as though all of the parties had executed the same document.

     24. AMENDMENT AND WAIVER. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the stockholders of Seller and Subsidiary, to the extent authorized by applicable law, by a writing signed by Seller, Purchaser and Subsidiary; provided, however, that following approval by the Stockholders of the Seller of the Merger no such amendment or modification shall be made without the further approval of such Stockholders if such amendment or modification would violate Section 251 of the Delaware Law.

     25.  TERMINATION OF AGREEMENT.

          (a) METHODS OF TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of this Agreement by the stockholders of Seller:

               (i)  by mutual consent in writing of Purchaser and Seller; or

               (ii) by Purchaser or Seller, by giving written notice of such termination to the other party or parties if, upon the taking of the vote of the Stockholders of Seller, the required approval of such stockholders shall not be obtained; or

               (iii) by Purchaser by giving written notice of such termination to Seller, (A) if there has been (I) a material breach of any agreement herein on the part of Seller which has not been cured or adequate assurance of cure given, in either case within 10 business days following notice of such breach from Purchaser, or (II) a breach of a representation or warranty of Seller herein which (individually or, together with other such breaches, in the aggregate) would reasonably be expected to have a material adverse effect on Seller as provided in Paragraph 8(j) above and which, in the opinion of Purchaser, by its nature cannot be cured prior to March 31, 1997, (B) if any Acquisition Proposal other than as contemplated by this Agreement, shall have been proposed by any third party (and such proposal is not opposed in writing by Seller within ten business days after Seller or any of Seller Subsidiaries shall have first received or become aware of such proposal, or Seller or its Board of Directors at any time shall cease to oppose such proposal or shall take, or permit any Seller Subsidiaries to take, any action which is not consistent with opposition to such proposal) or shall have been agreed to or consummated, (C) if there shall have occurred or been proposed, after the date of this Agreement, any change in any law, rule or regulation, or after the date of this Agreement there shall have been any decision or action by any court, government or governmental agency (including, without limitation, any bank regulatory authority) that could reasonably be expected to prevent or delay consummation of the Merger beyond March 31, 1997 or that would have a material adverse effect on Seller; or

               (iv) by Seller (with the approval of its Board of Directors), by giving written notice of such termination to Purchaser, (A) if there has been (I) a material breach of any agreement herein on the part of Purchaser which has not been cured or adequate assurance of cure given, in either case within five business days following notice of such breach from the

Company, or (II) a breach of a representation or warranty of Purchaser herein which (individually or, together with other such breaches, in the aggregate) would reasonably be expected to materially impair the ability of Purchaser to perform its obligations under this Agreement and which, in the opinion of Seller, by its nature cannot be cured prior to the date specified in Paragraph 25(a)(v) hereof, (B) if prior to the approval of the Merger by Seller's stockholders, the Company receives an Acquisition Proposal on terms which the Board of Directors determines, after consultation with its financial advisor and based upon the written opinion of Schwartz Cooper, its outside counsel, (y) that to proceed with the Merger, notwithstanding the receipt of such proposal, would violate the fiduciary duties of the Board of Directors to Seller's stockholders and (z) to accept such proposal; provided, however, that Seller shall not be permitted to terminate this Agreement pursuant to this clause (B) unless it has provided Purchaser with five business days prior written notice of its intent to so terminate this Agreement (together with a summary of the terms of such Acquisition Proposal); or

               (v) by Purchaser or by Seller, by giving written notice of such termination to the other party or parties, if the Merger shall not have been consummated on or before March 31, 1997, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

          (b) FURTHER LIABILITY. If this Agreement is terminated for any reason, no party to this Agreement shall have any further liability hereunder of any nature whatsoever to the other parties hereto; PROVIDED, HOWEVER, that, notwithstanding the foregoing, (i) termination of this Agreement shall not terminate or affect the agreements of the parties contained in Paragraph 12 hereof (with respect to confidentiality), in Paragraph 26 (with respect to a termination payment), or in Paragraph 19 hereof (with respect to the payment of certain expenses), the provisions of all of which Paragraphs shall survive any termination of this Agreement and (ii) the $100,000 payment by Purchaser to Seller under the circumstances provided for in the Escrow Agreement between the parties.

     26. TERMINATION FEES. If this Agreement is terminated by Seller pursuant to Paragraph 25(a)(iv)(B) or if any of the events described in (a),
(b) or (c) below occur, Seller shall pay to Purchaser such amounts as hereafter described by wire transfer of immediately available funds to such accounts as Purchaser shall designate. Immediately prior to any termination described in Paragraph 25(a)(iv)(B), Seller shall pay to Purchaser $800,000 by causing the other party to the Acquisition Proposal to pay such amount to Purchaser at the execution of said Acquisition Proposal. With respect to the events described in (a), (b) or (c) below, Purchaser shall be entitled to its out-of-pocket expenses, of every kind and description, not to exceed $200,000, payable immediately upon such occurrence. If thereafter any merger, tender offer, sale of assets or other change of control of Seller occurs, and the closing thereof occurs within two (2) years after the termination hereof, Purchaser shall be entitled to an amount, when added to any expense reimbursement received, equaling $800,000. Such additional amount shall be due to the closing of such transaction.

          (a) The commencement by any person or group of persons, other than Purchaser or any of its affiliates, of a tender or exchange offer for 80% or more of any class of securities of Seller or the commencement by any person or group of persons, other than Purchaser or any of its affiliates, of a proxy contest with respect to Seller or the solicitation by any person or group of persons, other than Purchaser or any of its affiliates, of proxies with respect to securities of Seller prior to the Closing of the Merger and the Merger is not approved by the holders of Seller Common under Delaware Law; or

          (b) Seller shall have withdrawn, or not included in the Proxy Materials, the recommendation of its Board of Directors with respect to the Merger as provided in Paragraph 15 hereof, or shall not have held the Meeting on, or by, the date as provided in Paragraph 13 hereof, or shall not close the Merger notwithstanding the fulfillment of all of the conditions of Paragraph 17 hereof; or

          (c) Prior to the closing, there is a filing of an application or notice, other than by Purchaser or any of its affiliates, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), the Change in Bank Control Act, as amended, or the state law counterparts of any of the foregoing, with respect to the acquisition or proposed acquisition of Seller or any Seller Subsidiaries or any securities of Seller or any Seller Subsidiaries, or substantially all of the assets of any such entity, and the holders of Seller Common do not approve the Merger under Delaware Law.

     27. SURVIVAL. Except to the extent required by Paragraphs 3, 4, 5, 6 and 7(f) hereof, the respective representations, warranties, covenants and agreements of the parties hereto shall not survive the Effective Date but shall terminate as of such date.

     28. NOTICES. Any notice of communication required or permitted hereunder shall be sufficiently given if in writing and (a) delivered in person and (b) is also mailed by certified or registered mail, postage prepaid), as follows:

          If to Purchaser or Subsidiary, addressed to:

               TDI Financial Corporation
               161 East Chicago Avenue, Apt. 31B
               Chicago, Illinois  60611
               Attention:  James W. Aldrich

          With a copy addressed to:

               Vedder, Price, Kaufman & Kammholz
               222 N. LaSalle Street, Suite 2600
               Chicago, Illinois  60601-1003
               Attention:  Robert J. Stucker, Esq.
                           or Daniel O'Rourke, Esq.

          If to Seller, addressed to:

               Security Chicago Corp.
               196 East Pearson
               Chicago, Illinois  60611

               Attention:  James D. Polivka

          With a copy addressed to:

               Schwartz, Cooper, Greenberger & Krauss, Chartered
               180 North LaSalle Street
               Chicago, Illinois  60601
               Attention:  Robert Dunn Glick, Esq.

     29. ENTIRE AGREEMENT. All exhibits and lists referred to in this Agreement are integral parts hereof, and this Agreement, together with such exhibits and related lists, constitute the entire agreement among the parties hereto with respect to the matters contained herein and therein, and supersede all prior agreements and understandings between the parties with respect thereto.

     30. REMEDIES. Subject to the terms hereof, in the event of any willful breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity.





                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.




                                       TDI FINANCIAL CORPORATION


ATTEST:                                By  /s/ James W. Aldrich
                                         ---------------------------------
/s/ Randolph F. Williams                 President
- ---------------------------------
Secretary




                                       SECURITY CHICAGO CORP.


ATTEST:                                By  /s/ James D. Polivka
                                         ---------------------------------
/s/ Ronald A. Landsman                   Chairman
- ---------------------------------
Assistant Secretary




                                       ALPHA ACQUISITION CORP.


ATTEST:                                By /s/ James W. Aldrich
                                         ---------------------------------
/s/ Randolph F. Willams                  President and Chief Executive Officer
- ---------------------------------
Secretary

                                    EXHIBITS

                                      FOR

                              AND LISTS PURSUANT TO

                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                            TDI FINANCIAL CORPORATION

                             ALPHA ACQUISITION CORP.

                                      and

                             SECURITY CHICAGO CORP.










                                  May 28, 1996

                                  EXHIBIT LIST


EXHIBIT A  -   Form of Letter of Understanding re Employment/Consulting Matters

EXHIBIT B  -   Form of Purchaser's Escrow Agreement

EXHIBIT C  -   Form of Schwartz Cooper Opinion

EXHIBIT D  -   Form of Vedder, Price, Kaufman & Kammholz Opinion

                                   LIST INDEX


Document                        Paragraph Number                     Page Number
- --------                        ----------------                     -----------
Commitment List                      8(b)                                 8

Subsidiary List                      8(e)                                 9

Tax List                             8(g)(i)                              10

Contract List                        8(h)                                 12

Real Estate List                     8(i)                                 13

Litigation List                      8(l)                                 14

Insurance List                       8(o)                                 14

Franchise List                       8(p)                                 15

Law and Regulation List              8(q)                                 15

Employee Benefit Plan List           8(u)(i)                              16

Labor Contract List                  8(v)                                 18

Environmental List                   8(w)(i)                              19

Loan List                            8(y)                                 20

Investment Securities List           8(z)                                 20

Intellectual Property Rights List    8(aa)                                21

Derivatives List                     8(ad)                                21

Fiduciary List                       8(ae)                                22

Affiliate Transaction List           8(af)                                22

Amendment List                       9(c)(iv)                             24

                                                                      APPENDIX B




                                OPINION OF SHESHUNOFF


                                    July 12, 1996


Board of Directors
Security Chicago Corporation
196 East Pearson
Chicago, Illinois  60611


Members of the Board:

We understand that Security Chicago Corporation, Chicago, Illinois ("SCC") and TDI Financial Corporation ("TDI"), Chicago, Illinois, entered into an Agreement and Plan of Merger (the "Agreement"), on May 28, 1996, which provides, among other things, for the merger of SCC with TDI. Pursuant to the Agreement, each share of SCC Common Stock, $5 par value, issued and outstanding at the Effective Date shall be converted into the right to receive cash ("Cash Consideration") from TDI in the amount of $60.00 per share plus certain additional cash consideration described in the Agreement.

You have requested our opinion, as an independent financial advisor, as to whether the Cash Consideration to be received by SCC's Common Shareholders is fair from a financial point of view to the holders of SCC's Common Stock as of the date hereof.

Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions and valuations for various other purposes. We have expertise and experience in and the knowledge of the valuation of banking enterprises. We have acted exclusively for the Board of Directors of SCC in rendering this fairness opinion and will receive a fee from SCC for our services.

In connection with our opinion, we have:  (i) reviewed a copy of the Agreement;
(ii) reviewed certain publicly available financial statements and other information of SCC, including the Annual Reports to Shareholders for the years ended December 31, 1993, 1994, 1995; (iii) reviewed certain internal financial statements and other financial and operating data concerning SCC;

(iv) discussed the past and current operations and financial condition and the prospects of SCC with senior executives; (v) compared SCC from a financial point of view with certain other financial institutions which we deemed to be relevant; (vi) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; and (vii) performed such other analyses and examinations as we have deemed appropriate. In addition, Alex Sheshunoff & Co. held discussions with SCC concerning the past and current operations, financial condition and prospects.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. We have not made an independent evaluation of the assets or liabilities of SCC, nor have we been furnished with any such appraisals. We are not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and have assumed that such allowances are adequate to cover such losses. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. With respect to financial forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the management of SCC as to the future financial performance of SCC, and we have assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Alex Sheshunoff & Co. does not express an opinion on the ability of SCC to achieve such projections. Our opinion is necessarily based upon conditions as they existed and can be evaluated on the date of this opinion and the information made available to us through the date hereof.

Our opinion is limited to the fairness, from a financial point of view, to the holders of SCC's Common Stock of the Cash Consideration to be received and does not address SCC's underlying business decision to undertake the Merger. Moreover, this letter, and the opinion expressed herein, does not constitute a recommendation to any stockholder as to any approval of the Merger or the Agreement. It is understood that this letter is for the information of the Board of Directors of SCC and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by SCC with the Securities and Exchange Commission with respect to the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Consideration to be received by SCC's common shareholders as a result of the Merger is fair from a financial point of view to the holders of such shares.


                             Very truly yours,


                             ALEX SHESHUNOFF & CO.
                             INVESTMENT BANKING

                                                                      APPENDIX C




                      SECTION 262 OF THE GENERAL CORPORATION LAW
                               OF THE STATE OF DELAWARE


262 APPRAISAL RIGHTS.

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to
Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

              c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

              d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d)  Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections
    (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2)  If the merger or consolidation was approved pursuant to
    Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Preliminary Copy


PROXY                                                    SECURITY CHICAGO CORP.



    The undersigned hereby appoints JAMES D. POLIVKA, THOMAS R. BEVERLIN and RONALD A. LANDSMAN, and each of them, proxies, with power of substitution and revocation, acting by a majority of those present and voting, or if only one is present and voting then that one, to vote the shares of stock of SECURITY CHICAGO CORP. which the undersigned is entitled to vote, at the special meeting of stockholders to be held in Chicago, Illinois, on Monday, August 26, 1996 at 6:00 p.m., Chicago time, and at any adjournment thereof, with all the powers the undersigned would possess if present:

    1.   For [    ] against [    ] or abstain on [    ] the adoption of an
         Agreement and Plan of Merger providing for the merger of Alpha Acquisition Corp., which is a Delaware corporation and a wholly-owned subsidiary of TDI Financial Corporation, a Delaware corporation, with and into Security Chicago Corp., a Delaware corporation; and

    2.   Upon any other matter which may properly come before the meeting.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.


Dated:             , 1996
      -------------               ---------------------------------------------

                                  ---------------------------------------------
                                  SIGNATURE(S) OF STOCKHOLDER(S) (Please sign exactly as name appears on this proxy, including, where proper, official position or representative capacity.)


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SECURITY CHICAGO CORP. AND WILL BE VOTED FOR ON PROPOSAL 1 IN ACCORDANCE WITH THE SPECIFICATION INDICATED HEREON. IN THE ABSENCE OF A SPECIFICATION AS TO PROPOSAL 1, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE SIGN AND DATE ABOVE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.